EXHIBIT 99.2

ASSET PURCHASE AGREEMENT

between

EPRESENCE, INC.

and

UNISYS CORPORATION

October 22, 2003

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND USAGE		1
1.1	Specific Definitions	1
1.2	Other Definitional Provisions	6
ARTICLE II PURCHASE AND SALE OF ASSETS; PURCHASE PRICE		6
2.1	Sale and Purchase of Transferred Assets	6
2.2	Excluded Assets	7
2.3	Assumption of Liabilities	8
2.4	Purchase Price	8
2.5	Working Capital Adjustment	8
2.6	Allocation of Purchase Price for Tax Purposes	9
2.7	Third Party Consents	9
2.8	Employment Offers	9
2.9	Voting Agreements	9
ARTICLE III THE CLOSING		10
3.1	Closing	10
3.2	Items to be Delivered at Closing	10
ARTICLE IV REPRESENTATIONS AND WARRANTIES RESPECTING SELLER		11
4.1	Organization	11
4.2	Authority Relative to this Agreement	11
4.3	Consents and Approvals	11
4.4	No Violations	11
4.5	Title to Property; Condition; Liens	12
4.6	Undisclosed Liabilities	12
4.7	Absence of Changes	12
4.8	Contracts	12
4.9	Intellectual Property	13
4.10	Litigation	14
4.11	Compliance with Laws	14
4.12	Available Employees	14
4.13	Employee Plans	14
4.14	Brokers	15
4.15	Taxes	15
4.16	Financial Schedules	16
ARTICLE V REPRESENTATIONS AND WARRANTIES RESPECTING PURCHASER		16
5.1	Organization	16
5.2	Authority Relative to this Agreement	16
5.3	Consents and Approvals	16
5.4	No Violations	16
5.5	Litigation	17
5.6	Brokers	17
5.7	Funding	17

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5.8	Information Provided	17
ARTICLE VI COVENANTS		17
6.1	Conduct of Business by the Seller Pending the Closing	17
6.2	Access and Information	19
6.3	Approvals and Consents; Cooperation; Notification	19
6.4	Employment of Certain Available Employees	19
6.5	Taxes	20
6.6	Public Disclosure	20
6.7	Proxy Statement	20
6.8	Seller’s Stockholders Meeting	21
6.9	Existing Customers	21
6.10	Further Assurances	21
6.11	No Solicitation	21
6.12	Revenue Schedule	24
6.13	Obligations Owing to Hired Employees	24
6.14	Payments Received; Accounts Receivable	24
6.15	Lien	24
6.16	Non-Competition and Non-Solicitation	24
ARTICLE VII CONDITIONS TO CLOSING		25
7.1	Conditions Precedent to Obligations of Seller and Purchaser	25
7.2	Conditions Precedent to Obligations of Seller	25
7.3	Conditions Precedent to Obligations of Purchaser	25
ARTICLE VIII INDEMNIFICATION; SURVIVAL		26
8.1	Indemnification by Seller	26
8.2	Indemnification Claims	27
8.3	Survival of Representations and Warranties; Limitations	28
8.4	Post-Closing Obligations of Seller	28
ARTICLE IX TERMINATION		28
9.1	Termination	29
9.2	Effect of Termination	30
9.3	Fees and Expenses	30
ARTICLE X MISCELLANEOUS		30
10.1	Transfer Taxes	31
10.2	Notices	31
10.3	Descriptive Headings	32
10.4	Entire Agreement	32
10.5	Governing Law	32
10.6	Waiver of Jury Trial	32
10.7	Assignment	32
10.8	Amendment	32
10.9	Waiver	32
10.10	Counterparts; Effectiveness	32
10.11	Severability; Validity	32
10.12	No Third Party Beneficiaries	33
10.13	Submission to Jurisdiction	33
10.14	Tax Disclosure Authorization	33

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement, dated as of October 22, 2003 is entered into by and between EPRESENCE, INC., a Massachusetts corporation (“Seller”), and UNISYS CORPORATION, a Delaware corporation (“Purchaser”).

BACKGROUND

Seller is engaged in (among other businesses not subject to this Agreement) a security and identity management solutions and services business (the “Business”).

Subject to the terms and conditions contained in this Agreement, Purchaser desires to purchase from Seller and Seller desires to sell to Purchaser certain of the assets of Seller used in carrying out the Business, as more fully set forth herein.

In connection with such sale, Purchaser shall assume only certain specifically identified liabilities as contemplated by this Agreement and no other liabilities of Seller whatsoever.

NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements and provisions herein contained, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND USAGE

1.1    Specific Definitions. As used in this Agreement, the following terms have the following meanings:

“Acquisition Proposal” has the meaning specified in Section 6.11(f).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, a Person shall be deemed to control another Person if it owns or controls more than fifty percent (50%) of the voting equity of the other Person (or other comparable ownership if the Person is not a corporation).

“Agreed Amount” shall mean part, but not all, of the Claimed Amount.

“Agreement” means this Asset Purchase Agreement, as the same may be amended or supplemented from time to time in accordance with its terms.

“Alternative Acquisition Agreement” has the meaning specified in Section 6.11(b).

“Assigned Contracts” has the meaning specified in Section 2.1.

“Assignment Documents” has the meaning specified in Section 3.2(a).

“Assumed Liabilities” has the meaning specified in Section 2.3.

“Assumption Agreement” has the meaning specified in Section 3.2(b).

“Available Employees” has the meaning specified in Section 4.12.

“Business” has the meaning specified in the preamble to this Agreement.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by Law or executive order to close.

“Claimed Amount” shall mean the amount of any Losses incurred or reasonably expected to be incurred by Purchaser.

“Claim Notice” shall mean written notification which contains (i) a description of the Losses incurred by Purchaser and the Claimed Amount of such Losses, to the extent then known, (ii) a statement that Purchaser is entitled to indemnification under Article VIII for such Losses and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Losses.

“Closing” means the closing of the transactions provided for in this Agreement.

“Closing Date” has the meaning specified in Section 3.1.

“Closing Financial Schedules” has the meaning specified in Section 2.5(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Controlling Party” shall mean the party controlling the defense of any Third Party Claim.

“Customer Contracts” has the meaning specified in Section 2.1(a).

“Deferred Revenue” has the meaning specified in Section 2.5(a).

“Disclosure Schedule” has the meaning specified in Article IV.

“Dispute” shall mean the dispute resulting if Seller in a Response disputes its liability for all or part of the Claimed Amount.

“Employee Plan” means (a) any “employee welfare benefit plan,” as defined in Section 3(3) of ERISA, and any other written or oral employee benefit arrangement or payroll practice, including, without limitation, any bonus plan, commission plan, consulting, employment, retention, severance, change of control or other compensation agreement, incentive, equity or equity-based compensation, or deferred compensation arrangement, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance, scholarship program, and (b) any “employee pension benefit plan”, as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code, maintained, or contributed to by the appropriate party.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” has the meaning specified in Section 2.2.

“Excluded Liabilities” has the meaning specified in Section 2.3.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality.

“Hired Employee” has the meaning specified in Section 6.4(a).

“Intellectual Property” means (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, and (iv) other tangible or intangible proprietary or confidential information and materials.

“Interim Financial Schedules” has the meaning specified in Section 4.16.

“Laws” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, order or decree.

“Liability” means any liability or obligation of any nature, whether known or unknown, accrued, absolute, contingent or otherwise, and whether due or to become due.

“Liens” means all liens, mortgages, pledges, charges, security interests and other encumbrances.

“Losses” has the meaning specified in Section 8.1(a).

“Material Adverse Effect” means any change or effect that is materially adverse to the Business or the Transferred Assets or that will, or would be likely to, prevent or materially impair or materially delay Seller’s ability to consummate the transactions contemplated by this Agreement; provided that in no event shall any of the following (individually or in combination) constitute a Material Adverse Effect: (i) any change or effect resulting from or relating to economic, political or other factors generally affecting the national, regional or world economy; (ii) any change or effect resulting from or relating to factors generally affecting the industry or markets in which Seller competes; (iii) provided the conditions set forth in Sections 7.3(e) and 7.3(i) have been met, any change or effect resulting from or relating to actions contemplated by the Parties in connection with this Agreement, including without limitation pursuant to Section

6.1, or the pendency or announcement of the transactions contemplated by this Agreement, including without limitation the loss of employees, customers or suppliers; and (iv) the incurrence of losses by Seller in the ordinary course of business.

“Non-controlling Party” shall mean the party not controlling the defense of any Third Party Action.

“Nondisclosure Agreement” means the Non-Disclosure Agreement dated May 22, 2003 between Seller and Purchaser.

“Parties” means Purchaser and Seller, and each shall be a “Party.”

“Permitted Liens” means (i) Liens securing the payment of Taxes either not yet due and payable or being contested in good faith by appropriate legal or administrative proceedings and (ii) mechanics’ materialmen’s and similar Liens, incurred in good faith in the ordinary course of business and securing obligations which are not yet due which are being contested in good faith by appropriate proceedings.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization.

“Proxy Statement” means the proxy statement to be sent to Seller’s stockholders in connection with the Seller’s Stockholders Meeting.

“Public Subsidiary” means Switchboard Incorporated, a Delaware corporation.

“Purchase Price” has the meaning specified in Section 2.4.

“Purchaser” has the meaning specified in the preamble to this Agreement.

“Representatives” has the meaning specified in Section 6.11(a).

“Response” shall mean a written response containing the information provided for in Section 8.2(c).

“Revenue Schedule” has the meaning specified in Section 6.12.

“SEC” means the Securities and Exchange Commission.

“Seller” has the meaning specified in the preamble to this Agreement.

“Seller’s Board” means the Board of Directors of Seller.

“Seller’s Intellectual Property” has the meaning specified in Section 4.9(b).

“Seller’s knowledge” or “to the knowledge of Seller” shall mean the actual knowledge of William Ferry, Richard Spaulding, Anthony Bellantuoni, Scott Silk, Louis Frio, Scott Kitlinski, and Pat O’Kane.

“Seller’s Stockholder Approval” means the authorization of the transactions contemplated hereby by stockholders of Seller holding a majority of the issued and outstanding common stock under Section 75 of Chapter 156B of the Massachusetts General Laws and Seller’s Articles of Organization.

“Seller’s Stockholders Meeting” means the meeting (including any adjournment or postponement thereof permitted by this Agreement) of Seller’s stockholders at which a vote on Seller’s Voting Proposal is taken.

“Seller’s Voting Proposal” means the proposal to Seller’s stockholders of the authorization of the transactions contemplated hereby.

“Sublease” has the meaning specified in Section 3.2(c).

“Subsidiary” means, with respect to a party, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or a managing member, (ii) such party and/or one or more of its Subsidiaries holds voting power to elect a majority of the board of directors or other governing body performing similar functions, or (iii) such party and/or one or more of its Subsidiaries, directly or indirectly, owns or controls more than 50% of the equity, membership, partnership or similar interests (provided, however, that Public Subsidiary shall not be deemed a Subsidiary of Seller for purposes of this Agreement).

“Superior Proposal” has the meaning specified in Section 6.11(f).

“Supplier Contracts” has the meaning specified in Section 2.1(b).

“Supplier Payables” has the meaning specified in Section 2.5(a).

“Tangible Property” has the meaning specified in Section 2.1(d).

“Taxes” has the meaning specified in Section 4.15.

“Tax Returns” has the meaning specified in Section 4.15.

“Third Party Claim” shall mean any claim, demand, action, suit or proceeding by a person or entity other than a Party for which indemnification may be sought by Purchaser under Article VIII.

“Third Party Intellectual Property” has the meaning specified in Section 4.9(b).

“Transaction Documents” means this Agreement, the Assignment Documents, the Assumption Agreement, the Nondisclosure Agreement and the Sublease.

“Transferred Assets” has the meaning specified in Section 2.1.

“Voting Agreement” has the meaning specified in Section 2.9.

1.2    Other Definitional Provisions.

(a)    Unless otherwise indicated, any reference to an Article, Section, Schedule or Exhibit is a reference to an Article or Section of, or a Schedule or Exhibit to, this Agreement.

(b)    Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c)    The words “include,” “includes” and “including” are not limiting.

(d)    The terms “dollars” and “$” mean United States dollars.

(e)    All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistently applied.

ARTICLE II  PURCHASE AND SALE OF ASSETS; PURCHASE PRICE

2.1    Sale and Purchase of Transferred Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer, convey, and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, free and clear of any Liens other than Permitted Liens, all right, title, and interest of Seller in and to all rights, properties and assets of Seller that are listed or described below, which assets relate primarily to the Business, as the same shall exist on the Closing Date (collectively, the “Transferred Assets”):

(a)    All quotations, bids and proposals made to customers and potential customers of the Business and all contracts providing for the performance of services for or the sale of products to customers of the Business (the “Customer Contracts”), including, without limitation, those listed on Schedule 2.1(a);

(b)    Except as set forth below in Section 2.2(d), all contracts with professional services subcontractors, licensors of software or other Intellectual Property and any other suppliers and solution partners necessary to conduct the Business (the “Supplier Contracts”), including, without limitation, those listed on Schedule 2.1(b);

(c)    The Intellectual Property of the Business, including, without limitation, the Intellectual Property listed on Schedule 2.1(c);

(d)    The computer and office equipment used primarily in the Business (the “Tangible Property”), including, without limitation, the computer and office equipment listed on Schedule 2.1(d);

(e)    All written and electronic information, files, records, books of account, data, plans and recorded knowledge used primarily in the Business, including, without limitation, customer billing records, lists and books; and

(f)    All accounts receivable and unbilled work-in-process receivables of Seller relating to the Customer Contracts.

The Customer Contracts and the Supplier Contracts are sometimes herein referred to as the “Assigned Contracts.”

2.2    Excluded Assets. Seller shall retain, and the Transferred Assets shall not include, any assets of Seller not described in Section 2.1, including, without limitation the following:

(a)    Cash, cash equivalents and bank deposits;

(b)    Leases for offices, buildings or land;

(c)    Assets or operations outside the United States;

(d)    (i) Alliance Agreement, dated as of January 8, 1999 between Seller and Microsoft Corporation, as amended; (ii) Software Reseller License Agreement, dated July 7, 2003 between Seller and Smart Pipes, Inc.; and (iii) Channel Partner Reseller Agreement between Seller and iPass Inc.;

(e)    Employee Plans;

(f)    Warrants and options to purchase any capital stock of Seller;

(g)    Stock or other securities, including without limitation, shares of capital stock of Public Subsidiary;

(h)    Any agreement under which Seller has created, incurred, assumed or guaranteed indebtedness;

(i)    Agreements or instruments relating to capital stock or other equity securities of Seller, Public Subsidiary or any other Person;

(j)    Agreements with Public Subsidiary;

(k)    Computer equipment and other assets listed on Schedule 2.2 hereto;

(l)    The corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books and other documents relating to the organization and existence of Seller as a corporation;

(m)    All rights relating to refunds, recovery or recoupment of taxes; and

(n)    Any of the rights of Seller under the Transaction Documents.

All of the foregoing are hereinafter referred to as the “Excluded Assets.”

2.3    Assumption of Liabilities. At the Closing, Purchaser shall assume and agree to perform, pay or discharge, when due, all obligations and liabilities arising after the Closing under the Customer Contracts and Supplier Contracts (including without limitation (i) obligations under Customer Contracts in respect of which Deferred Revenue is reflected on the Closing Financial Schedules and (ii) obligations under Supplier Contracts in respect of which Supplier Payables are reflected on the Closing Financial Schedules) except for obligations and liabilities that arise after the Closing but are attributable to defaults, misrepresentations or breaches that occurred prior to the Closing. The obligations and liabilities to be assumed by Purchaser pursuant to this Section 2.3 are hereinafter referred to as the “Assumed Liabilities.” Except with respect to the Assumed Liabilities, Purchaser does not hereby and shall not assume or in any way undertake to pay, perform, satisfy or discharge any liabilities of Seller whatsoever. Seller is solely responsible for any and all liabilities of Seller (including without limitation the litigation disclosed in Section 4.10 of the Disclosure Schedule and the payments required to discharge the Lien contemplated by Section 4.4 of the Disclosure Schedule) not expressly assumed by Purchaser under this Section 2.3 (the “Excluded Liabilities”).

2.4    Purchase Price. The total consideration for the Transferred Assets (the “Purchase Price”) shall consist of (i) the assumption by Purchaser of the Assumed Liabilities and (ii) cash in the amount of $11.5 million, payable at the Closing.

2.5    Working Capital Adjustment.

(a)    Seller will prepare and deliver to Purchaser as soon as practicable, but in no event later than fifteen (15) days after the Closing Date, detailed schedules of the accounts receivable, unbilled work-in-process receivables, Supplier Payables and Deferred Revenue relating to the Assigned Contracts, showing the balances by customer with details of aging and reserves (both general reserves and specific reserves for disputed and delinquent accounts), and showing the balances by supplier with a brief description of the nature of the payable and when due, as of the Closing Date (the “Closing Financial Schedules”). The Closing Financial Schedules shall be prepared in accordance with GAAP consistently applied, shall be prepared on a basis consistent with the Interim Financial Schedules and shall accurately present the information reflected thereon as of the date indicated. “Supplier Payables” shall mean amounts owing by Seller as payables to suppliers under the Supplier Contracts. “Deferred Revenue” shall mean amounts billed by Seller for services not yet performed, which services Purchaser will be obligated to provide after the Closing Date. Purchaser shall have five business days after receipt thereof to review the Closing Financial Schedules with Seller. Purchaser and Seller will use their reasonable best efforts to resolve any issues with respect to the Closing Financial Schedules during such five-day period and to revise such schedules if necessary.

(b)     If the Working Capital Balance (as defined below) is less than zero, the Purchase Price shall be reduced by such deficiency and Seller shall pay the amount of such deficiency to Purchaser, by wire transfer or other delivery of immediately available funds, within one business day after the date on which the Closing Financial Schedules are agreed to by Seller and Purchaser. “Working Capital Balance” shall mean (i) 0.9 times the sum of the accounts receivable and the unbilled work-in-process receivables (net of reserves), each as shown on the Closing Financial Schedules minus (ii) the Deferred Revenue as shown on the Closing Financial Schedules minus (iii) the Supplier Payables as shown on the Closing Financial Schedules.

(c)    If the Working Capital Balance is greater than zero, the Purchase Price shall be increased by such excess amount and Purchaser shall pay the amount of such excess to Seller, by wire transfer or other delivery of immediately available funds, within one business day after the date on which the Closing Financial Schedules are agreed to by Seller and Purchaser.

(d)    Notwithstanding anything herein to the contrary, no adjustment to the Purchase Price shall be made pursuant to Section 2.5(b) or 2.5(c) unless such deficiency or excess amount, as the case may be, exceeds $100,000.

(e)    The cash portion of the Purchase Price payable at the time of any adjustment pursuant to Section 2.5(b) or 2.5(c) shall be adjusted by $500,000 to the extent set forth in Schedule 2.5(e).

2.6    Allocation of Purchase Price for Tax Purposes. Seller and Purchaser agree that the cash portion of the Purchase Price shall be allocated in the manner set forth in Schedule 2.6, in conformity with section 1060 of the Code and the regulations thereunder. Seller’s taxpayer identification number is 04-2798394. Purchaser’s taxpayer identification number is 38-0387840. Seller and Purchaser shall not take any position inconsistent with such treatment and allocation in connection with their respective United States federal, state and local tax returns and other filings (including Internal Revenue Service Form 8594).

2.7    Third Party Consents. Prior to or simultaneously with the execution of this Agreement, Seller shall obtain or have obtained all required consents to assign to Purchaser the Assigned Contracts listed on Schedule 2.7. To the extent that Seller’s rights under any other Assigned Contract may not be assigned without the consent of any Person and such consent has not been obtained, (a) this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, (b) prior to the Closing, Seller and Purchaser shall cooperate and use all commercially reasonable efforts to obtain all such required consents as promptly as possible and (c) failure to obtain such other consents shall not be deemed a Material Adverse Effect or otherwise affect the obligations of the Parties to proceed with the Closing.

2.8    Employment Offers. Prior to or simultaneously with the execution of this Agreement, at least 12 of the 20 individuals listed on Schedule 2.8 hereto and Purchaser shall have executed and delivered offer letters from Purchaser providing for employment with Purchaser following the Closing.

2.9    Voting Agreements. Prior to or simultaneously with the execution of this Agreement, each of Seller’s executive officers and directors and HarborVest Partners, LLC shall have entered into voting agreements (each a “Voting Agreement”) substantially in the form attached hereto as Exhibit A, whereby they shall each agree to vote all shares of capital stock of Seller that are beneficially owned by him, her or it in favor of the adoption of this Agreement and the approval of the transactions contemplated by this Agreement.

ARTICLE III  THE CLOSING

3.1    Closing. The closing (“Closing”) of the transactions contemplated by this Agreement shall take place at a location mutually convenient to the parties as soon as practicable, but no later than the second Business Day, after the satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing). The date of the Closing is sometimes herein referred to as the “Closing Date”. All transactions at the Closing shall be deemed to have taken place simultaneously at 12:01 a.m. Eastern time on the Closing Date.

3.2    Items to be Delivered at Closing. At the Closing and subject to the terms and conditions herein set forth:

(a)    Seller shall execute and deliver to Purchaser a bill of sale and assignment and other instruments of conveyance and transfer (collectively, “Assignment Documents”), in substantially the form attached hereto as Exhibit B, sufficient to vest in Purchaser all of Seller’s rights, title and interest in and to the Transferred Assets;

(b)    Purchaser shall pay $11.5 million by wire transfer of immediately available funds to an account designated by Seller and shall execute and deliver to Seller one or more agreements (the “Assumption Agreement”), in substantially the form attached hereto as Exhibit C, under which Purchaser will assume from Seller and agree to pay, perform and otherwise discharge in accordance with their terms, the Assumed Liabilities;

(c)    Seller and Purchaser shall execute a sublease (the “Sublease”) from Seller to Purchaser of space in the Seller’s headquarters premises in Westboro, Massachusetts in substantially the form attached hereto as Exhibit D; and

(d)    Each of the parties hereto shall deliver to the other such items, and take such actions, as are described in Article VII.

ARTICLE IV  REPRESENTATIONS AND WARRANTIES RESPECTING SELLER

Seller represents and warrants to Purchaser that the statements contained in this Article IV are true and correct as of the date hereof (or such other date specified herein), except as set forth herein or in the disclosure schedule delivered by Seller to Purchaser on or before the date of this Agreement (the “Disclosure Schedule”). The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs in this Article IV, and the disclosure in any paragraph shall qualify other paragraphs in this Article IV only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs. Seller has not made and shall not be deemed to have made any representation or warranty to Purchaser other than as set forth in this Article IV. Seller makes no representation or warranty concerning Public Subsidiary.

4.1    Organization. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Seller is authorized to do business, and is in good standing, in each state in which its ownership of the Transferred Assets or conduct of the Business requires it to be so authorized, except for those jurisdictions in which the failure to be so authorized or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Seller has the requisite corporate power and authority to own the Transferred Assets and to operate the Business.

4.2    Authority Relative to this Agreement. Seller has all requisite corporate power and authority to enter into this Agreement and, subject only to the receipt of the Seller’s Stockholder Approval, to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller, subject only to the receipt of the Seller’s Stockholder Approval. This Agreement has been duly and validly executed and delivered by Seller and (assuming this Agreement constitutes a valid and binding obligation of Purchaser) constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to general equitable principles.

4.3    Consents and Approvals. No consent, approval or authorization of, or declaration, filing, notice to or registration with, any Governmental Entity or any other third party is required to be made or obtained by Seller in connection with Seller’s execution, delivery and performance of this Agreement or Seller’s consummation of the transactions contemplated hereby except for (i) the consents listed in Section 4.3 of the Disclosure Schedule with respect to the Assigned Contracts and (ii) the receipt of the Seller’s Stockholder Approval and any filings with the SEC related thereto.

4.4    No Violations. Assuming that the consents, approvals, authorizations, declarations, filings and notices referred to in Section 4.3 have been made or obtained and shall remain in full force and effect, and the conditions set forth in Article VII shall have been satisfied or waived, neither the execution, delivery or performance of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the articles of organization or bylaws of Seller, (b) result in a violation, or breach of, or constitute (with or without due notice or lapse of time) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under any of the terms, conditions or provisions of any Customer Contract or Supplier Contract or result in the imposition of a Lien on any of the Transferred Assets, or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or the Transferred Assets, except in the cases of clauses (b) and (c) where such violation, breach, default or Lien would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect.

4.5    Title to Property; Condition; Liens. Seller has good and marketable title to all of the Transferred Assets, other than contract rights and rights under licenses. The Tangible Property has been maintained in accordance with Seller’s normal practice and, in the aggregate, is in satisfactory operating condition, normal wear and tear excepted. The Tangible Property is adequate and suitable for the purposes for which it is currently being used and is all the tangible property necessary to conduct the Business in substantially the same manner as currently conducted. The Transferred Assets are free and clear of any Liens other than Permitted Liens.

4.6    Undisclosed Liabilities. Seller has no Liability applicable to the Transferred Assets, whether due or to become due, absolute, contingent or otherwise, except for (a) obligations of Seller under or arising out of this Agreement; (b) Liabilities pursuant to the terms of the Customer Contracts and Supplier Contracts to be assigned to Purchaser pursuant to Section 2.1 hereof; (c) Liabilities in respect of taxes not yet due and payable; (d) accruals and payables arising in the ordinary course of the Business; and (e) Liabilities that are not Assumed Liabilities.

4.7    Absence of Changes. Since June 30, 2003 (a) until the date hereof, Seller has not entered into any transaction, sold, purchased, assigned or transferred any assets or incurred any Liabilities related to the Transferred Assets other than in the usual and ordinary course of business, (b) Seller has not done any act or omitted to do any act which would cause the breach by Seller of any contract or license included in the Transferred Assets in any material respect and (c) there has been no change in the Business, and no commitments have been made, which are, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect.

4.8    Contracts. Section 4.8 of the Disclosure Schedule sets forth a complete and accurate list of the following contracts and agreements (written or oral) to which Seller is a party or by which it is bound as of the date hereof with respect to the Business:

(a)    any agreement (or group of related agreements) or commitment for the sale of products or for the furnishing of services with a value or which involves, or is likely to involve, payments to Seller of more than $50,000 per annum;

(b)    any agreement (or group of related agreements) or commitment for the purchase of products or for the receipt of services which involves, or is likely to involve, payments by Seller of more than $50,000 per annum;

(c)    any license, sublicense or other agreement under which Seller is authorized to use or distribute any Third Party Intellectual Property in connection with, incorporated in or as part of, any product or service sold by or expected to be sold by Seller in connection with the Business;

(d)    any agreement establishing an alliance, partnership or joint venture;

(e)    any agreement granting or restricting the right of Seller to use any of the Seller’s Intellectual Property other than license agreements entered into in the ordinary course of business;

(f)    any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments (i) in excess of $25,000 per annum or (ii) in excess of $50,000 in the aggregate for the remainder of the term;

(g)    any agreement, commitment, judgment, injunction or order to which Seller is a party or is subject to that prohibits the conduct of the Business in any material respect, in any geographic area, for any period of time; and

(h)    any other contract or agreement, whether or not made in the ordinary course of business, which is material to the Business or the Transferred Assets or the absence of which would reasonably be expected to have a Material Adverse Effect.

Seller has made available to Purchaser complete and accurate copies of all of the foregoing contracts, agreements and licenses. Each of the Assigned Contracts is legal, valid and binding on Seller and, to Seller’s knowledge, the other party thereto and in full force and effect. Neither Seller, nor to Seller’s knowledge any other party, is in default, violation or breach of any Assigned Contract in any material respect, and to Seller’s knowledge, no event has occurred and is continuing that constitutes, or with notice or the passage of time or both would constitute, a default, violation or breach in any material respect under any Assigned Contract.

4.9    Intellectual Property.

(a)    Seller owns, or licenses or otherwise possesses, legally enforceable rights to use all Intellectual Property used or necessary to conduct the Business.

(b)    The execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by Seller that is material to the Business (the “Seller’s Intellectual Property”) or (ii) any license, or other agreement as to which Seller is a party and pursuant to which Seller is authorized to use any third party Intellectual Property that is material to the Business (the “Third Party Intellectual Property”). Section 4.9(b)(i) of the Disclosure Schedule sets forth a complete and accurate list of the Seller’s Intellectual Property (other than trade secrets and confidential information) and Section 4.9(b)(ii) sets forth a complete and accurate list of all Third Party Intellectual Property, in each case as of the date hereof.

(c)    All patents and registrations and applications for trademarks, service marks and copyrights which are held by Seller and which are material to the Business are valid and subsisting. Seller has taken reasonable measures to protect the proprietary nature of the Seller’s Intellectual Property.

(d)    To Seller’s knowledge, none of the (i) products currently sold by Seller in connection with the Business or (ii) business or activities currently conducted by Seller in connection with the Business infringes, violates or constitutes a misappropriation of, any Intellectual Property of any third party. Seller has not received any claim or notice alleging any infringement, violation or misappropriation by Seller in connection with the Business of any Intellectual Property of any third party.

4.10    Litigation. There is no action, suit or proceeding at law or in equity by any Person, or any arbitration or any administrative or other proceeding by or before (or to Seller’s knowledge, any investigation by) any governmental or other instrumentality or agency, pending or, to Seller’s knowledge, threatened, against Seller that affects the Transferred Assets or the Business or that in any manner challenges or seeks to enjoin this Agreement or the transactions contemplated hereby. Seller is not subject to any judgment, order or decree entered in any lawsuit or proceeding affecting the Transferred Assets or the Business. No product liability claims have been asserted or, to the knowledge of Seller, threatened against Seller relating to products or product candidates developed, tested, manufactured, marketed, distributed or sold by Seller in connection with the Business.

4.11    Compliance with Laws. Seller has complied with, is not in violation of, and has not received any notice alleging any violation with respect to, any applicable provisions of any material law, regulation, order, judgment, decree, code or ordinance with respect to the conduct of the Business or the ownership of the Transferred Assets.

4.12    Available Employees. Section 4.12 of the Disclosure Schedule lists the names of all of the employees of Seller as of the date hereof whose primary job responsibilities relate to the Business (including any employee hired after the date hereof who counts towards the condition in Section 7.3(e) below, the “Available Employees”). Such list also shows each such Available Employee’s job title, hire date, work location, current annual salary, 2002 bonus, 2003 target bonus, accrued vacation and whether or not Seller has granted stock options to each such employee.

4.13    Employee Plans.

(a)    Section 4.13 of the Disclosure Schedule sets forth a complete and accurate list of the Seller’s Employee Plans, as of the date hereof. Seller has made available to Purchaser a complete and accurate copy of each such Employee Plan (or a written summary of any unwritten plan).

(b)    All the Seller’s Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened.

4.14    Brokers. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of Seller, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except SG Cowen Securities Corporation, whose fees and expenses shall be paid by Seller.

4.15    Taxes.

(a)    There are no Liens for Taxes upon any of the Transferred Assets, except for Permitted Liens.

(b)    No federal, state, provincial, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Seller related primarily to the Business or the Transferred Assets, and Seller has not received written notice of any pending audits or proceedings related primarily to the Business or the Transferred Assets and Seller has no knowledge of any material Tax issues related to the Business or Transferred Assets.

(c)    There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against Seller primarily related to the Business or the Transferred Assets.

(d)    All Taxes required to be withheld by Seller with respect to the Business, the Transferred Assets, employees and independent contractors have been withheld, and such withheld Taxes have been either duly and timely paid to the proper governmental agencies or authorities or, if such payment is not yet due, set aside in accounts for such purpose and will be paid when due.

(e)    All federal, foreign, state and local Tax Returns of Seller or any consolidated, combined, unitary or any other statutory grouping of which Seller is a member have been filed on a timely basis.

For the purposes of this Agreement, “Taxes” shall mean any and all taxes, charges, fees, levies, or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, customs, capital, occupation, use, service, service use, license, net worth, payroll, franchise, transfer, gains and recording taxes, fees and charges, imposed by any taxing authority (including, without limitation, any federal, state, provincial, foreign, county or local government or any subdivision or taxing agency thereof), whether computed on a separate, consolidated, unitary, combined or any other basis, and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. “Tax Returns” shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority with respect to Taxes, including, without limitation, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for extension of time in which to file any such report, return, declaration or other information.

4.16    Financial Schedules. Attached hereto as Schedule 4.16 are detailed schedules of the (a) revenue (including a break-out by the revenue categories of consulting services, operations management services and RAM services), (b) accounts receivable (including general reserves as well as specific reserves for disputed and delinquent accounts) (c) unbilled work-in-process receivables, (d) Supplier Payables and (e) Deferred Revenue of the Business, as of September 30, 2003 and for the period then ended (the “Interim Financial Schedules”) prepared by Seller. The Interim Financial Schedules have been, and the Revenue Schedule and Closing Financial Schedules will be, prepared in accordance with GAAP consistently applied and accurately present, and will accurately present, in all material respects, the financial information reflected therein as of and for the periods indicated.

ARTICLE V  REPRESENTATIONS AND WARRANTIES RESPECTING PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

5.1    Organization. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business. Purchaser is authorized to do business, and is in good standing, in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary.

5.2    Authority Relative to this Agreement. Purchaser has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action. This Agreement has been duly and validly executed and delivered by Purchaser and (assuming this Agreement constitutes a valid and binding obligation of Seller) constitutes a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to general equitable principles.

5.3    Consents and Approvals. No consent, approval or authorization of, or declaration, filing, notice to or registration with, any Governmental Entity or any other third party is required to be made or obtained by Purchaser in connection with Purchaser’s execution, delivery and performance of this Agreement or Purchaser’s consummation of the transactions contemplated hereby.

5.4    No Violations. Neither the execution, delivery or performance of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby, nor compliance by Purchaser with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the certificate of incorporation or bylaws of Purchaser, (b) result in a violation, or breach of, or constitute (with or without due notice or lapse of time) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under any of the terms, conditions or provisions of any other document to which Purchaser is a party or by which Purchaser is bound in any material respect, or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser, except in the cases of clauses (b) and (c), where such violation, breach or default would not materially impair Purchaser’s ability to consummate the transactions contemplated by this Agreement.

5.5    Litigation. There is no action, suit, proceeding at law or in equity by any Person, or any arbitration or any administrative or other proceeding by or before (or to Purchaser’s knowledge, any investigation by) any governmental or other instrumentality or agency, pending or, to Purchaser’s knowledge, threatened, against Purchaser relating to the transactions contemplated hereby. Purchaser is not subject to any judgment, order or decree entered in any lawsuit or proceeding relating to the transactions contemplated hereby.

5.6    Brokers. No person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by Purchaser in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

5.7    Funding. Purchaser has and will continue to have sufficient funds available to pay the Purchase Price to Seller, to pay the fees, expenses and costs payable by Purchaser and to consummate the transactions contemplated by this Agreement. Purchaser has delivered to Seller all materials and information requested by Seller evidencing the availability of such funds, which materials are true, correct and complete.

5.8    Information Provided. Any information to be supplied by or on behalf of Purchaser and its Affiliates for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to stockholders of Seller, or at the time of the Seller’s Stockholders Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made in the Proxy Statement, in light of the circumstances under which they were made, not misleading. If at any time prior to the Seller’s Stockholders Meeting any fact or event relating to Purchaser or any of its Affiliates which is required to be set forth in a supplement to the Proxy Statement should be discovered by Purchaser or should occur, Purchaser shall promptly inform Seller of such fact or event.

ARTICLE VI

COVENANTS

6.1    Conduct of Business by Seller Pending the Closing. Seller covenants and agrees that, except as contemplated by this Agreement or with the prior written consent of Purchaser, from and after the date hereof and through the Closing Date:

(a)    Seller shall:

(i)    conduct the Business only in the ordinary course consistent with past practice;

(ii)    use commercially reasonable efforts to keep available the services of the Available Employees listed on Section 4.12 of the Disclosure Schedule;

(iii)    comply in all material respects with all material laws, regulations, orders, judgments, decrees, codes, and ordinances applicable to the Business;

(iv)    continue in accordance with past practice to collect its accounts receivable and pay its trade payables applicable to the Business when due;

(v)    maintain the Transferred Assets in at least as good an order and condition as existed on the date of this Agreement in all material respects;

(vi)    timely comply with the provisions of the Assigned Contracts in all material respects and shall not (unless favorable to Seller and Purchaser) agree to amend or terminate any Assigned Contract;

(vii)    obtain, maintain in full force and effect and comply in all material respects with all material permits, certificates, licenses, approvals, registrations and authorizations applicable to the Transferred Assets or necessary for the conduct of the Business;

(viii)    use commercially reasonable efforts to maintain in full force and effect all Assigned Contracts (except as permitted by clause (vi) above) and to preserve for Purchaser the good will of the customers, suppliers and others having business relations with Seller in connection with the Transferred Assets; and

(ix)    use commercially reasonably efforts to obtain a good standing certificate and tax lien waiver to avoid the lien referred to in Section 4.4 of the Disclosure Schedule.

(b)    Seller shall not take the following actions:

(i)    other than in the ordinary course of business consistent with past practices, sell, lease, assign, license, or otherwise dispose of any of the Transferred Assets;

(ii)    cause or allow any Liens to be placed on the Transferred Assets (except for Permitted Liens and except as contemplated by Section 4.4 of the Disclosure Schedule);

(iii)    increase the salary or fringe benefits of any Available Employee listed on Schedule 4.12 (other than to comply with or as permitted by Section 6.1(a)(ii));

(iv)    authorize or enter into an agreement to do any of the foregoing;

(v)    fail to pay when due any taxes, assessments, governmental charges or levies imposed upon it or its income, profits or assets or otherwise required to be paid by it, or fail to pay when due any liability or charge in each case which, if unpaid, might become a Lien, other than a Permitted Lien, upon any of the Transferred Assets; or

(vi)    incur any Assumed Liability in excess of $50,000 in connection with any Supplier Contract or enter into any Customer Contract whose terms and conditions or projected margins are materially less favorable to Seller than customary terms, conditions and margins based on Seller’s past practice. Purchaser agrees to respond to any request by Seller to approve any such action within two Business Days of such request.

6.2    Access and Information. Subject to any applicable confidentiality obligations of Seller, during the period prior to the Closing, Seller shall give Purchaser’s officers, employees, accountants, counsel and other representatives access during regular business hours and upon reasonable notice to the books, records, properties and personnel of the Business and, during such period, shall furnish reasonably promptly to Purchaser any information pertaining to the Business that Purchaser may reasonably request.

6.3    Approvals and Consents; Cooperation; Notification. The parties hereto shall use their respective commercially reasonable best efforts, and cooperate with each other, to obtain as promptly as practicable all approvals, consents or waivers from third parties required in order to consummate the transactions contemplated by this Agreement. Each of Seller and Purchaser shall give prompt notice to the other of the occurrence or failure to occur of an event that would cause any condition to the consummation of the transactions contemplated hereby not to be satisfied.

6.4    Employment of Certain Available Employees.

(a)    Employment Offers. Purchaser shall make offers of employment, at positions of comparable responsibility, effective as of the Closing Date, to each of the Available Employees listed on Schedule 4.12, or any new Available Employee replacing any such Available Employee after the date hereof who counts towards the condition in Section 7.3(e) below. Such employment will be in the same general geographic location as such Available Employees currently work and will be on terms and conditions and with compensation and benefits at least as favorable to each Available Employee as those provided by Purchaser to newly hired employees having comparable experience and positions, and will be substantially comparable in the aggregate to such Available Employee’s terms and conditions of employment with Seller as of the date of this Agreement (or, in respect of any Available Employee hired after the date hereof, as of the date of hire) and consistent with the Compensation Proposal dated the date hereof. Each such Available Employee who accepts such an offer of employment from Purchaser shall become an employee of Purchaser on the Closing Date (each such employee, a “Hired Employee”).

(b)    Credit for Prior Service. For purposes of eligibility to participate in and vesting under Purchaser’s Employee Plans, Purchaser shall treat service of each Hired Employee with Seller as service rendered to Purchaser and will waive all waiting periods and pre-existing condition limitations with respect to participation and coverage requirements applicable to Hired Employees under any plans in which such employees may be eligible to participate after the Closing, other than limitations or waiting periods that would apply if such Hired Employees had been employed by Purchaser for the period of the Hired Employee’s employment with Seller. Subject to receiving sufficient information to comply with the following after request therefor, Purchaser shall use its reasonable best efforts to provide each Hired Employee with credit under the relevant Purchaser Employee Plans for co-pays, deductibles and other similar payments made under the corresponding Seller Employee Plan through the Closing Date. Each Hired Employee’s service with Seller will also be credited for purposes of calculating benefits under Purchaser’s vacation policy, but not for purposes of calculating benefits under Purchaser’s pension plan. For a period of 12 months following the Closing Date, each Hired Employee’s service with Seller will be credited for purposes of calculating benefits under Purchaser’s severance benefit plans.

6.5    Taxes. Seller and Purchaser, upon request shall each use their reasonable efforts to obtain any certificate or any other document from any taxing authority, or customer or any other person as may be necessary properly to mitigate, reduce or eliminate any Taxes that would otherwise be imposed with respect to the transactions contemplated hereby. The party making such request shall pay the other party’s out-of-pocket expenses incurred in obtaining such certificate or other document.

6.6    Public Disclosure. Except as may be required by law or stock market regulations (a) the press release announcing the execution of this Agreement shall be issued only in such form and at such time as shall be mutually agreed upon by Seller and Purchaser and (b) Purchaser and Seller shall each use its reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

6.7    Proxy Statement. Promptly after the execution of this Agreement, Seller shall prepare and file with the SEC the Proxy Statement. Seller shall endeavor to promptly respond to any comments of the SEC. Seller shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the stockholders of Seller at the earliest practicable time. Each of Purchaser and Seller shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. Seller shall use its reasonable efforts to cause the Proxy Statement to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, Purchaser or Seller, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and mailing to stockholders of Seller, such amendment or supplement.

6.8    Seller’s Stockholders Meeting.

(a)    Seller, acting through the Seller’s Board or any special committee thereof, shall take all actions in accordance with applicable law, its Articles of Organization and Bylaws and the rules of The Nasdaq Stock Market to promptly and duly call, give notice of, convene and hold the Seller’s Stockholders Meeting for the purpose of considering and voting upon the Seller’s Voting Proposal. Subject to Section 6.11(b), to the fullest extent permitted by applicable law, (i) the Seller’s Board or any special committee thereof shall recommend approval and adoption of the Seller’s Voting Proposal by the stockholders of Seller and include such recommendation in the Proxy Statement, and (ii) neither the Seller’s Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to Purchaser, the recommendation of the Seller’s Board that the Seller’s stockholders vote in favor of the Seller’s Voting Proposal. Notwithstanding anything to the contrary contained in this Agreement, Seller, after consultation with Purchaser, may adjourn or postpone the Seller’s Stockholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Seller’s stockholders or, if as of the time for which the Seller’s Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Seller common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Seller’s Stockholders Meeting.

Subject to Section 6.11(b), Seller shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Seller’s Voting Proposal and shall take all other action necessary or advisable to secure the vote or consent of the stockholders of Seller required by the rules of The Nasdaq Stock Market, Chapter 156B or Seller’s Articles of Organization to obtain such approvals.

6.9    Existing Customers. Seller and Purchaser will cooperate fully with each other to introduce Purchaser to the customers under the Customer Contracts and to transfer the Customer Contracts to Purchaser with a view towards ensuring an effective transition from Seller to Purchaser.

6.10    Further Assurances. Each party will cooperate with the other party and will execute and deliver to the other party such other instruments and documents and take such other actions as the other party may reasonably request from time to time in order to carry out, evidence and confirm the intended purposes of this Agreement.

6.11    No Solicitation.

(a)    No Solicitation or Negotiation. Except as set forth in this Section 6.11, Seller shall not, nor shall it authorize or permit any Subsidiary of it or any of its or their directors, officers or employees to, and Seller shall use reasonable efforts to ensure that its investment bankers, attorneys, accountants or other advisors or representatives (such investment bankers, attorneys, accountants and other advisors and representatives, collectively, “Representatives”) do not, directly or indirectly:

(i)    solicit, initiate, encourage or facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below); or

(ii)    enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, any Acquisition Proposal.

Notwithstanding the foregoing and Section 6.11(e) below, prior to the adoption of this Agreement at the Seller’s Stockholders Meeting, Seller may, in response to a bona fide, unsolicited Acquisition Proposal made or received after the date of this Agreement (including, without limitation, an Acquisition Proposal received from a person with whom Seller had discussions or to whom Seller furnished information prior to the date hereof) that the Seller’s Board or any special committee determines in good faith after consultation with its outside counsel and its financial advisor is reasonably likely to lead to a Superior Proposal (as defined below), in each case that did not result from a breach by Seller of this Section 6.11, and subject to compliance with Section 6.11(c)(i), (x) furnish information with respect to Seller to the person making such Acquisition Proposal and its Representatives pursuant to a customary confidentiality agreement and (y) participate in discussions or negotiations (including solicitation of a revised Acquisition Proposal) with such person and its Representatives regarding any Acquisition Proposal.

(b)    No Change in Recommendation or Alternative Acquisition Agreement. Neither the Seller’s Board nor any committee thereof shall:

(i)    except as set forth in this Section 6.11, withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation by the Seller’s Board or any such committee of this Agreement or the transactions contemplated hereby;

(ii)    cause or permit Seller to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) constituting or relating to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.11(a) entered into in the circumstances referred to in Section 6.11(a)); or

(iii)    adopt, approve or recommend, or propose to adopt, approve or recommend, any Acquisition Proposal.

Notwithstanding the foregoing, the Seller’s Board or any special committee thereof may, subject to compliance with Section 6.11(c), in response to a Superior Proposal that did not result from a breach by Seller of this Section 6.11, to the extent the Seller’s Board or any special committee thereof, respectively, determines in good faith, after consultation with its outside counsel, that failure to do so would be inconsistent with its fiduciary obligations, (A) take any of the actions referred to in clauses (i), (ii) or (iii) of the first sentence of this Section 6.11(b) and (B) terminate this Agreement pursuant to Section 9.1(f).

(c)    Notices to Purchaser; Additional Negotiations.

(i)    Seller shall promptly advise Purchaser orally, with written confirmation to follow promptly (and in any event within 48 hours), of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal.

(ii)    In the event Seller’s Board has determined that an Acquisition Proposal constitutes a Superior Proposal, (A) Seller shall promptly notify Purchaser thereof and (B) for a period of three Business Days after delivery of such notice, Seller and its Representatives, if requested by Purchaser, shall negotiate in good faith with Purchaser to make such adjustments to the terms and conditions of this Agreement as would enable Seller to proceed with the transactions contemplated hereby on such adjusted terms. After such three Business Day period, the Seller’s Board may then (and only then) take the actions referred to in the last paragraph of Section 6.11(b) above.

(d)    Certain Permitted Disclosure. Nothing contained in this Section 6.11 shall be deemed to prohibit Seller from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Seller’s stockholders if, in the good faith judgment of the Seller’s Board or any special committee thereof, based on the opinion of outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law; provided, however, that, except as set forth in Section 6.11(b), in no event shall the Seller’s Board or any special committee thereof withdraw or modify, or propose to withdraw or modify, its position with respect to this Agreement or the transactions contemplated hereby.

(e)    Cessation of Ongoing Discussions. Seller shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.

(f)    Definitions. For purposes of this Agreement

“Acquisition Proposal” means (i) any inquiry, proposal or offer for a merger, consolidation, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving Seller or any material Subsidiary of it, (ii) any proposal for the issuance by Seller or any Subsidiary of it of over 25% of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 25% of the equity securities or consolidated total assets of Seller, in each case other than the transactions contemplated by this Agreement; provided, however, that neither a sale of Public Subsidiary, or any shares of the capital stock of Public Subsidiary, nor a distribution of the net proceeds thereof to the Seller’s stockholders shall constitute an “Acquisition Proposal.”

“Superior Proposal” means any unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, over 50% of the equity securities or assets of Seller or over 50% of the Business (i) on terms which the Seller’s Board or any special committee thereof determines in its good faith judgment to be materially more favorable from a financial point of view to the holders of Seller’s common stock than the transactions contemplated by this Agreement (after consultation with its financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Purchaser to amend the terms of this Agreement) and (ii) that in the good faith judgment of the Seller’s Board or any special committee thereof is reasonably likely to be completed on the terms proposed; provided, however, that neither a sale of Public Subsidiary, or any shares of the capital stock of Public Subsidiary, nor a distribution of the net proceeds thereof to the Seller’s stockholders shall constitute a “Superior Proposal.”

6.12    Revenue Schedule. At least three days prior to the Closing, Seller shall furnish to Purchaser a schedule showing the revenue of the Business for the three consecutive full calendar months most recently ended prior to the Closing Date (the “Revenue Schedule”). The Revenue Schedule shall be prepared on a basis consistent with the revenue schedule included in the Interim Financial Schedules, shall be prepared in accordance with GAAP consistently applied and shall accurately present the information reflected thereon for the period indicated.

6.13    Obligations Owing to Hired Employees. Seller, in all material respects, shall perform, pay or discharge, when due, all obligations and liabilities of Seller arising prior to the Closing and relating to the Hired Employees including, without limitation, payroll, commissions, bonuses and vacation and business travel accruals.

6.14    Payments Received; Accounts Receivable. Seller agrees that it shall forward promptly to Purchaser any monies, checks or instruments received by Seller after the Closing Date with respect to the accounts receivable and work-in-process receivables reflected on the Closing Financial Schedules. Seller shall provide to Purchaser such reasonable assistance as Purchaser may request with respect to the collection of any such accounts receivable, provided Purchaser pays the reasonable out-of-pocket expenses of Seller incurred in providing such assistance. Seller shall grant to Purchaser a power of attorney to endorse and cash any checks or instruments payable or endorsed to Seller or its order which are received by Purchaser in respect of such accounts receivable and work-in-process receivables.

6.15    Lien. If the Lien referred to in Section 4.4 of the Disclosure Schedule has not been waived prior to the Closing Date, Seller shall take all actions necessary after the Closing to remove and/or discharge such Lien.

6.16    Non-Competition and Non-Solicitation. For a period of two years following the Closing Date, Seller will not, and will cause its Subsidiaries not to, (i) engage in any Competing Business or (ii) solicit, hire or retain any Hired Employee, unless such person’s employment with Purchaser has terminated. “Competing Business” means providing security and identity management solutions and services in North America.

ARTICLE VII

CONDITIONS TO CLOSING

7.1    Conditions Precedent to Obligations of Seller and Purchaser. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the following conditions: (i) that there shall be no court order or injunction entered by a court of competent jurisdiction seeking to restrain or prohibit the consummation of the transactions contemplated hereby and (ii) that the Seller’s Stockholder Approval be obtained at the Seller’s Stockholders Meeting.

7.2    Conditions Precedent to Obligations of Seller. The obligation of Seller to effect the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing Date of the following additional conditions, any of which may be waived, in writing by Seller:

(a)    Purchaser shall have performed in all material respects its obligations under this Agreement required to be performed by Purchaser at or prior to the Closing Date.

(b)    The representations and warranties of Purchaser set forth in this Agreement and in any certificate or other writing delivered by Purchaser pursuant hereto shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except in each case (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes contemplated by this Agreement and (iii) where the failure to be true and correct (without regard to any materiality or Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, an adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby.

(c)    Seller shall have received a certificate from Purchaser dated as of the Closing Date and executed by an authorized officer of Purchaser, certifying that the conditions specified in clauses (a) and (b) above have been fulfilled.

(d)    Purchaser shall have executed and delivered to Seller the Assumption Agreement.

(e)    Purchaser and Seller shall have executed and delivered the Sublease.

7.3    Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following additional conditions, any of which may be waived, in writing, by Purchaser:

(a)    Seller shall have performed in all material respects its obligations under this Agreement required to be performed by Seller at or prior to the Closing Date.

(b)    The representations and warranties of Seller set forth in this Agreement and in any certificate or other writing delivered by Seller pursuant hereto shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except in each case (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes contemplated by this Agreement) and (iii) where the failure to be true and correct (without regard to any materiality or Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect).

(c)    Purchaser shall have received a certificate from Seller dated as of the Closing Date and executed by an authorized officer of Seller, certifying that the conditions specified in clauses (a) and (b) above have been fulfilled.

(d)    The Persons designated on Schedule 7.3(d) hereof shall have executed and delivered to Purchaser non-competition agreements and/or agreements not to solicit the Hired Employees substantially in the form of Exhibits E-1 and E-2 hereto.

(e)    The number of Hired Employees shall constitute at least the number of the Available Employees set forth on the Required Employee Schedule dated the date hereof.

(f)    Seller shall have taken such actions with respect to, and shall have made such amendments to, the warrants, agreements, and other documents designated on Schedule 7.3(f) hereof as are described on or attached to Schedule 7.3(f) to ensure that all Liabilities thereunder will be Excluded Liabilities hereunder and will remain with Seller after the Closing.

(g)    Seller shall have executed and delivered to Purchaser the Assignment Documents.

(h)    Purchaser and Seller shall have executed and delivered the Sublease.

(i)    Seller’s total revenue in respect of consulting services, operations management services, and RAM services for the three consecutive full calendar months most recently ended prior to the Closing Date, as set forth on the Revenue Schedule, shall be at least the amount set forth on the Required Revenue Schedule dated the date hereof.

ARTICLE VIII

INDEMNIFICATION; SURVIVAL

8.1    Indemnification by Seller.

(a)    From and after the Closing until the end of the three-year wind-down period with respect to Seller under the Massachusetts General Laws, Chapter 156B, Section 102, Seller hereby agrees to indemnify Purchaser against, and to protect, save and keep Purchaser harmless from, and to assume liability for, payment of all liabilities, obligations, losses, damages, penalties, claims, actions, suits, judgments, settlements, out-of-pocket costs, expenses and disbursements (including reasonable attorneys’ fees) of whatever kind and nature (collectively “Losses”), that may be imposed on or incurred by Purchaser as a consequence of any Third Party Claim against Purchaser in respect of any Excluded Liability. For the avoidance of doubt, Section 8.1(b) and not this Section 8.1(a) shall govern any indemnification claim based on a breach by Seller of any agreement, covenant (other than the covenants contained in Sections 6.13 and 6.15, which relate to Excluded Liabilities), representation or warranty of Seller in this Agreement.

(b)    From and after the Closing until the date six (6) months after the Closing Date, Seller hereby agrees to indemnify Purchaser against, and to protect, save and keep Purchaser harmless from, and to assume liability for, payment of all Losses Purchaser incurs as a result of any inaccuracy or breach of any agreement, covenant, representation or warranty (read, for purposes of this Article VIII without regard to any qualification as to materiality or Material Adverse Effect) of Seller in this Agreement.

8.2    Indemnification Claims.

(a)    Purchaser shall give written notification to Seller of any Third Party Claim. Such notification shall be given within 20 days after receipt by Purchaser of notice of such Third Party Claim, and shall describe in reasonable detail (to the extent known by Purchaser) the facts constituting the basis for such Third Party Claim and the amount of the claimed Losses; provided, however, that no delay or failure on the part of Purchaser in so notifying Seller shall relieve Seller of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, Seller may, upon written notice thereof to Purchaser, assume control of the defense of such Third Party Claim with counsel reasonably satisfactory to Purchaser; provided that Seller may only assume control of such defense if it acknowledges in writing to Purchaser that any damages, fines, costs or other liabilities that may be assessed against Purchaser in connection with such Third Party Claim constitute Losses for which Purchaser shall be indemnified pursuant to this Article VIII. If Seller does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Claim, Purchaser shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Claim and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Claim. The fees and expenses of counsel to Purchaser with respect to a Third Party Claim shall be considered Losses for purposes of this Agreement only if Purchaser controls the defense of such Third Party Claim pursuant to the terms of this Section 8.2(a). Seller shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Claim without the prior written consent of Purchaser, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of Purchaser shall not be required if Seller agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of Purchaser from further liability with respect thereto. Purchaser shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of Seller, which shall not be unreasonably withheld, conditioned or delayed.

(b)    In order to seek indemnification under this Article VIII in respect of a Loss that does not involve a Third Party Claim, Purchaser shall deliver a Claim Notice to Seller.

(c)    Within 20 days after delivery of a Claim Notice, Seller shall deliver to Purchaser a Response, in which Seller shall: (i) agree that Purchaser is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by Seller to Purchaser of the Claimed Amount, by check or by wire transfer), (ii) agree that Purchaser is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by Seller to Purchaser of the Agreed Amount, by check or by wire transfer) or (iii) dispute that Purchaser is entitled to receive any of the Claimed Amount.

8.3    Survival of Representations and Warranties; Limitations.

(a)    The respective representations and warranties of Seller and Purchaser contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and expire on the date that is six months after the Closing Date. Notwithstanding the immediately preceding sentence and Section 8.1(b), if Purchaser delivers to Seller, before such expiration of a representation or warranty, a Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice.

(b)    Notwithstanding anything to the contrary herein, (i) the aggregate liability of Seller for Losses under Section 8.1(b) shall not exceed $1.75 million, (ii) Seller shall not be liable for any Losses under Section 8.1(b) until the aggregate amount of Purchaser’s Losses exceeds $100,000, whereupon Purchaser may claim indemnification for the amount of all its Losses, including the first $100,000, (iii) after the Closing, the rights of Purchaser under Section 8.1(b) shall be the exclusive remedy of Purchaser with respect to any Losses incurred by Purchaser resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement and (iv) after the Closing, the rights of Purchaser under Section 8.1(a) shall be the exclusive remedy of Purchaser with respect to any Losses incurred by Purchaser resulting from any Third Party Claim against Purchaser in respect of any Excluded Liability.

8.4    Post-Closing Obligations of Seller. Except for obligations pursuant to Sections 2.5, 6.13, 6.14, 6.15, 6.16, and this Article VIII, Seller shall have no further obligations under this Agreement, including under Section 6.10 hereof, following the earlier of (i) the dissolution of Seller under Massachusetts law and (ii) the initial liquidation distribution made by Seller to its stockholders.

ARTICLE IX

TERMINATION

9.1    Termination. This Agreement may be terminated at any time prior to the Closing Date as follows:

(a)    by mutual written agreement of Purchaser and Seller;

(b)    by either Purchaser or Seller if the Closing Date shall not have occurred on or before January 31, 2004; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the principal cause of the failure of the Closing Date to have occurred on or prior to such date;

(c)    by either Purchaser or Seller if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

(d)    by either Purchaser or Seller if at the Seller’s Stockholders Meeting the Seller’s Stockholder Approval shall not have been obtained;

(e)    by Purchaser, if: (i) a majority of the members of the Seller’s Board (or any special committee thereof) shall have failed to recommend approval of the Voting Proposal in the Proxy Statement or shall have withdrawn or modified its recommendation of the Voting Proposal in any manner adverse to Purchaser or (ii) the Seller’s Board (or any special committee thereof) shall have approved or recommended to the stockholders of Seller an Acquisition Proposal;

(f)    by Seller, if the Seller’s Board (or any special committee thereof) in response to a Superior Proposal that did not result from a breach of Section 6.11 determines in good faith after consultation with its outside counsel, that failure to terminate this Agreement would be inconsistent with its fiduciary obligations; provided, that Seller has complied with Section 6.11(c) and has, at least two (2) days prior to such termination, notified Purchaser in writing that it has received a Superior Proposal and intends to enter into a definitive acquisition agreement providing for the consummation of such Superior Proposal;

(g)    by Purchaser, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured within 10 Business Days following receipt by Seller of written notice of such breach or failure to perform from Purchaser, provided that such time period shall be extended to 20 Business Days if Seller has made good faith efforts to cure such breach or failure to perform within such 10 Business Day period;

(h)    by Seller, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) shall not have been cured within 10 Business Days following receipt by Purchaser of written notice of such breach or failure to perform from Seller, provided that such time period shall be extended to 20 Business Days if Purchaser has made good faith efforts to cure such breach or failure to perform within such 10 Business Day period.

9.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Purchaser, Seller or their respective officers, directors, stockholders or Affiliates; provided that (i) any such termination shall not relieve any party from liability for any willful breach of this Agreement and (ii) the provisions of Sections 4.14, 5.6 and 9.3 and Article X of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

9.3    Fees and Expenses.

(a)    Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Closing occurs.

(b)    Seller shall reimburse Purchaser for up to $200,000 of reasonable and documented out-of-pocket costs and expenses (including third party fees and expenses) of Purchaser actually incurred relating to the transactions contemplated by this Agreement prior to termination in the event of the termination of this Agreement by Purchaser pursuant to Sections 9.1(e) or 9.1(g) or by Seller pursuant to Section 9.1(f). The expenses payable pursuant to this Section 9.3(b) shall be paid by wire transfer of same-day funds within three Business Days after demand therefor following the occurrence of the termination event giving rise to the payment obligation described in this Section 9.3(b).

(c)    Seller shall pay Purchaser a termination fee of $800,000 in the event of a termination of this Agreement by Purchaser pursuant to Section 9.1(e) or by Seller pursuant to Section 9.1(f). Any fee due under this Section 9.3(c) shall be paid by wire transfer of same-day funds within three Business Days after the date of any termination of this Agreement by Purchaser and upon, and as a condition to the effectiveness of, and termination of this Agreement by Seller.

(d)    Notwithstanding anything to the contrary herein, Sections 9.3(b) and 9.3(c) shall be the sole remedy of Purchaser in the event of a termination of this Agreement, and in no event shall the aggregate liability of Seller upon termination of this Agreement exceed the amounts payable pursuant to such Sections 9.3(b) and 9.3(c).

(e)    Purchaser shall be responsible for all transfer, freight, transportation, shipment, risk of loss, insurance and the like with respect to all assets purchased hereunder. Title and risk of loss shall pass to Purchaser at the Closing and Purchaser shall accept and take delivery of such assets at Seller’s locations upon the Closing.

ARTICLE X

MISCELLANEOUS

10.1    Transfer Taxes. All sales, use and transfer taxes, if any, payable in connection with the sale, assignment, transfer and conveyance by Seller of the Transferred Assets hereunder shall be borne by Purchaser, whether imposed by law on Seller or Purchaser. Purchaser agrees to indemnify, reimburse and hold Seller harmless in respect of the liability for payment of, or failure to pay, and such taxes.

10.2.    Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed given upon (a) confirmation of receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, or (c) the expiration of four business days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

If to Purchaser, to

Unisys Corporation

Unisys Way

Blue Bell, PA 19424

Fax: 215-986-5010

Attention: President, Global Infrastructure Services

with a copy to

Unisys Corporation

Unisys Way

Blue Bell, PA 19424

Fax: 215-986-0624

Attention: General Counsel

and

If to Seller, to

ePresence, Inc.

120 Flanders Road

Westboro, MA 01581

Fax: 508-836-3277

Attention: Chief Financial Officer

with a copy to

Hale and Dorr LLP

60 State Street

Boston, MA 02109

Fax: (617) 526-5000

Attention: Mark G. Borden and William S. Gehrke

10.3    Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.4    Entire Agreement . Except for the Nondisclosure Agreement, which shall remain in full force and effect, this Agreement (including the exhibits, schedules and the other documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof, including, without limitation, any transaction between or among the parties hereto.

10.5    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to the rules of conflict of laws.

10.6    Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY MATTER ARISING OUT OF THIS AGREEMENT.

10.7    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

10.8    Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties hereto.

10.9    Waiver. At any time prior to the Closing Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

10.10    Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed by all the other parties hereto.

10.11    Severability; Validity. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

10.12    No Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

10.13    Submission to Jurisdiction. Each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in Boston, Massachusetts in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the Parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.2. Nothing in this Section 10.13, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

10.14    Tax Disclosure Authorization. Notwithstanding anything herein to the contrary, the Parties (and each Affiliate and person acting on behalf of any Party) agree that each Party (and each employee, representative, or other agent of such Party) may disclose to any and all persons the transaction’s Tax treatment and Tax structure (as such terms are used in Code Sections 6011 and 6112 and Treasury Regulations thereunder) contemplated by this Agreement and all materials of any kind (including tax analyses) provided to such person relating to said Tax treatment and Tax structure except to the extent necessary to comply with any applicable, federal or state securities laws.

IN WITNESS WHEREOF, each of the parties to this Agreement has executed this Agreement as of the day and year first above written.

EPRESENCE, INC.

By:	/s/ WILLIAM P. FERRY
Name: William P. Ferry Title: President, Chief Executive Officer and Chairman

UNISYS CORPORATION

By:	/s/ JANET B. WALLACE
Name: Janet B. Wallace Title: Senior Vice President and President, Global Infrastructure Services

EXHIBIT A

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of October     , 2003, is by and between                      (“Stockholder”) and Unisys Corporation, a Delaware corporation (“Purchaser”).

WHEREAS, ePresence, Inc., a Massachusetts corporation (“Seller”) and Purchaser are parties to an Asset Purchase Agreement, dated as of the date hereof (as the same may be modified or amended from time to time, the “Purchase Agreement”), which provides, among other things, for the sale by Seller to Purchaser of certain of the assets of Seller used in carrying out Seller’s security and identity management business (the transactions contemplated by the Purchase Agreement, the “Proposed Transaction”);

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings assigned such terms in the Purchase Agreement;

WHEREAS, approval of the Proposed Transaction by Seller’s stockholders is a condition to the closing of the Proposed Transaction; and

WHEREAS, as a condition to entering into the Purchase Agreement, Purchaser has required that Stockholder agree, and Stockholder has agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, each of the parties hereto agree as follows:

Section 1.    Representations and Warranties.    Stockholder hereby represents, warrants and covenants to Purchaser as follows:

(a)    Title.    As of the date hereof, Stockholder owns beneficially and of record the number of shares of each class of capital stock of Seller set forth on Exhibit A hereto (such shares, the “Shares”). The term “beneficial owner” and all correlative expressions are used in this Agreement as defined in Rules 13d-3 and 16a-1 under the Securities Exchange Act of 1934, as amended; provided, however, that for the avoidance of doubt, Stockholder shall not be deemed the beneficial owner of any shares of capital stock of Seller that Stockholder has the right to acquire, such as shares issuable to Stockholder upon the exercise of an option or warrant, unless and until such shares are actually acquired by Stockholder and treated as Additional Shares pursuant to Section 9 below.

(b)    Right to Vote.    As of the date hereof, except for this Agreement or as otherwise permitted by this Agreement, Stockholder has full legal power, authority and right to vote all of the Shares then owned of record or beneficially by him or it, in favor of the approval and authorization of the Proposed Transaction without the consent or approval of, or any other action on the part of, any other Person. Without limiting the generality of the foregoing, Stockholder has not entered into any voting agreement (other than this Agreement) with any Person with respect to any of the Shares, granted any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust or entered into any arrangement or agreement with any Person limiting or affecting Stockholder’s legal power, authority or right to vote the Shares on any matter.

From and after the date hereof, except as otherwise permitted by this Agreement, Stockholder will not commit any act that could restrict or otherwise affect Stockholder’s legal power, authority and right to vote all of the Shares then owned of record or beneficially by him or it. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, from and after the date hereof, Stockholder will not enter into any voting agreement with any Person with respect to any of the Shares, grant any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any of the Shares in a voting trust or otherwise enter into any agreement or arrangement with any Person limiting or affecting Stockholder’s legal power, authority or right to vote the Shares in favor of the approval of the Proposed Transaction.

(c)    Authority.    Stockholder has full legal power, authority and right to execute and deliver, and to perform his or its obligations under, this Agreement. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder enforceable against him or it in accordance with its terms.

(d)    Conflicting Instruments.    The execution and delivery of this Agreement and the performance by Stockholder of Stockholder’s agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which Stockholder is a party or by which Stockholder (or any of the Shares) is bound or subject, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or adversely affect Stockholder’s ability to perform his or its obligations under this Agreement or render inaccurate any of the representations made by Stockholder herein.

Section 2.    Covenants.    Until the termination of this Agreement in accordance with Section 8, Stockholder hereby agrees as follows:

(a)    Restrictions on Transfer.    Stockholder shall not, directly or indirectly, assign, sell, pledge, encumber, transfer (including transfers by testamentary or intestate succession or otherwise by operation of law) or otherwise dispose of (collectively, “Transfer”), or agree to Transfer, any of the Shares owned of record or beneficially by Stockholder (or any right, title or interest therein, including but not limited to any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise); provided, however, that notwithstanding anything to the contrary contained in this Agreement, (i) Stockholder may Transfer Shares to a transferee if such transferee executes and delivers to Purchaser a Voting Agreement in the form of this Agreement agreeing in writing to be bound by the terms thereof and deemed the “Stockholder” thereunder and (ii) to the extent set forth on Exhibit A hereto, the Shares are subject to a restricted stock agreement with Seller, and nothing contained herein shall prohibit Seller and Stockholder from complying with or exercising their respective obligations and rights thereunder or prohibit Stockholder from reselling Shares to Seller to the extent the proceeds therefrom are used to satisfy any tax obligation in connection with the vesting or delivery of Shares pursuant to such restricted stock agreement.

(b)    Agreement to Vote.    Stockholder hereby agrees to vote or to cause to be voted all of the Shares owned of record or beneficially by Stockholder as of the record date for such meeting or written consent, at the Seller’s Stockholders Meeting and at any other annual or special meeting of stockholders of Seller where any such proposal is submitted, and in connection with any written consent of stockholders, (A) in favor of the Proposed Transaction and (B) against (i) approval of any Acquisition Proposal and (ii) any other action that may reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the consummation of the transactions contemplated by the Purchase Agreement or result in a breach of any of the covenants, representations, warranties or other obligations or agreements of Seller under the Purchase Agreement, which would materially and adversely affect Seller or Purchaser or their respective abilities to consummate the transactions contemplated by the Purchase Agreement.

(c)    Granting of Proxy.    In furtherance of the terms and provisions of this Agreement, Stockholder hereby grants an irrevocable proxy, coupled with an interest, to Purchaser and any Purchaser-authorized representative or agent to vote all of the Shares beneficially owned by Stockholder in favor of the Proposed Transaction and in accordance with the provisions of Section 2(b) and this Section 2(c). Stockholder hereby ratifies and approves of each and every action taken by Purchaser and any Purchaser-authorized representative or agent pursuant to the foregoing proxy. Notwithstanding the foregoing, if requested by Purchaser, the Stockholder will execute and deliver applicable proxy material in furtherance of the provisions of Section 2(b) and this Section 2(c).

(d)    No Solicitation.    Stockholder, in his or its capacity as a stockholder, shall not directly or indirectly (i) solicit, initiate or encourage (or authorize any Person to solicit, initiate or encourage), including by way of furnishing information, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding an Acquisition Proposal, (iii) furnish any confidential information relating to Seller to any Person, other than Purchaser, in connection with an Acquisition Proposal or (iv) assist, participate or otherwise cooperate in any way in, or facilitate or encourage any effort or attempt by any Person other than Purchaser to do or seek, any of the foregoing.

Section 3.    Action in Stockholder Capacity Only.    Stockholder makes no agreement or understanding herein as director, officer or employee of Seller. Stockholder signs solely in Stockholder’s capacity as a record holder and beneficial owner of Shares, and nothing herein shall limit or affect any actions taken in his or its capacity as an officer, director or employee of Seller.

Section 4.    Invalid Provisions.    If any provision of this Agreement shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without it affecting the remaining provisions of this Agreement.

Section 5.    Executed in Counterparts.    This Agreement may be executed in counterparts each of which shall be an original with the same effect as if the signatures hereto and thereto were upon the same instrument.

Section 6.    Specific Performance.    The parties hereto agree that the failure for any reason of Stockholder to perform any of his or its agreements or obligations under this Agreement would cause irreparable harm or injury with respect to which money damages would not be an adequate remedy. Accordingly, Stockholder agrees that, in seeking to enforce this Agreement against Stockholder, Purchaser shall be entitled to specific performance and injunctive and other equitable relief in addition to any other remedy available at law, equity or otherwise.

Section 7.    Governing Law; Submission to Jurisdiction.    This Agreement shall be governed by, and construed and enforced in accordance with, the domestic laws of the Commonwealth of Massachusetts without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns shall be brought and determined in the state and federal courts located in Boston, Massachusetts, and each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this agreement, any claim (a) that it is not personally subject to the jurisdiction of the aforesaid courts for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of judgment, execution of judgment, or otherwise), and (c) to the fullest extent permitted by the applicable law, that (i) the suit, action or proceeding in such courts is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.    Amendments; Termination; Modification.

(a)    This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

(b)    This Agreement shall terminate upon the earlier to occur of (i) the date and time at which the Seller’s Stockholder Approval is obtained, (ii) the termination of the Purchase Agreement in accordance with its terms and (iii) February 28, 2004.

Section 9.    Additional Shares.    If, after the date hereof, Stockholder acquires beneficial or record ownership of any additional shares of capital stock of Seller (any such shares, “Additional Shares”), including, without limitation, upon exercise of any option, warrant or right to acquire shares of capital stock of Seller or through any stock dividend or stock split, the provisions of this Agreement applicable to the Shares shall thereafter be applicable to such Additional Shares as if such Additional Shares had been Shares as of the date hereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares without action by any person or entity immediately upon the acquisition by Stockholder of beneficial ownership of such Additional Shares.

Section 10.    Successors and Assigns.    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal successors (including, in the case of any individual Stockholder, any executors, administrators, estates, legal representatives and heirs of such Stockholder) and permitted assigns; provided, however, that, except as otherwise provided in this Agreement, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party. Without limiting the scope or effect of the restrictions on Transfer set forth in Section 2(a), Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise.

Section 11.    Notices.    All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed given upon (a) confirmation of receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, or (c) the expiration of four business days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses:

If to Purchaser, to

Unisys Corporation

Unisys Way Blue Bell, PA 19424

Fax: 215-986-0624

Attention: General Counsel

If to Stockholder, to

Fax: ___________________

With a copy to:

Hale and Dorr LLP

60 State Street, Boston, MA 02109

Fax: 617-526-5000

Attention: Mark G. Borden and William S. Gehrke

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

UNISYS CORPORATION

By:
Name: Title:

[______________________]

By:
Name: Title:

Name:

Exhibit A

Securities Beneficially Owned

Stockholder Name	Securities Beneficially Owned

EXHIBIT B

BILL OF SALE AND ASSIGNMENT

BILL OF SALE AND ASSIGNMENT dated                         , 2003 from ePresence, Inc. (“Seller”) to Unisys Corporation (“Purchaser”).

BACKGROUND

Pursuant to and subject to the terms and conditions set forth in an Asset Purchase Agreement dated                     , 2003 between Seller and Purchaser (the “Agreement”), Seller has agreed to sell and Purchaser has agreed to purchase certain assets of Seller relating to its security and identity management solutions and services business. The parties hereto are executing and delivering this Bill of Sale and Assignment in order to sell, transfer and assign to and vest in Purchaser all of Seller’s right, title and interest in and to such assets. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

TERMS

For good and valuable consideration, and intending to be legally bound:

1.    Seller hereby sells, transfers, conveys and assigns to Purchaser, its successors and assigns, free and clear of all Liens other than Permitted Liens, all of Seller’s right, title and interest in and to the Transferred Assets.

2.    Seller hereby covenants and agrees that it will, at the request of Purchaser and without further consideration, execute and deliver, and will cause its employees to execute and deliver, such other instruments of sale, transfer, conveyance and assignment, and take such other action as may be necessary to more effectively sell, transfer, convey, assign and deliver to, and vest in, Purchaser, its successors and assigns, all of Seller’s right, title and interest in and to the Transferred Assets and to put Purchaser in actual possession and operating control thereof, to assist Purchaser in exercising all rights with respect thereto and to carry out the purposes and intent of the Agreement.

3.    Seller hereby irrevocably constitutes and appoints Purchaser, its successors and assigns, its true and lawful attorney, with full power of substitution, but on behalf of and for the benefit of Purchaser, its successors and assigns, to demand and receive any and all of the Transferred Assets, and to make endorsements and give receipts and releases for and in respect of the same, and to do all acts and things in relation to the Transferred Assets which Purchaser, its successors and assigns, shall deem desirable, Seller hereby declaring that the foregoing powers are coupled with an interest.

4.    This Bill of Sale and Assignment has been executed and delivered by Seller and accepted by Purchaser pursuant to the Agreement. Neither the making nor the acceptance of this

Bill of Sale and Assignment shall enlarge, restrict or otherwise modify the terms of the Agreement or constitute a waiver or release by either Seller or Purchaser of any liabilities, duties or obligations imposed upon either of them by the terms of the Agreement, including, without limitation, the representations and warranties and other provisions which the Agreement provides shall survive the date hereof.

5.    Each of the Transferred Assets is hereby sold by Seller to Purchaser in accordance with and subject to the representations, warranties and agreements contained in the Agreement.

6.    Nothing set forth herein shall be deemed to convey to Purchaser any right, title or interest in or to any assets of Seller other than the Transferred Assets. In the event of any conflict between any term, provision or condition contained in this Bill of Sale and Assignment and any term, provision or condition contained in the Agreement, the terms, provisions and conditions of the Agreement shall govern such conflict.

7.    This Bill of Sale and Assignment shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to the conflicts of law principles thereof.

IN WITNESS WHEREOF, Seller has caused this Bill of Sale and Assignment to be duly executed on the date first above written.

EPRESENCE, INC.

By:
Title

ACCEPTED:

UNISYS CORPORATION

By:
Title

ASSIGNMENT OF INVENTION

In consideration of the Payment of ASSIGNEE to ASSIGNOR of the sum of One Dollar ($1.00), the receipt of which is hereby acknowledged, and for other good and valuable consideration,

ASSIGNOR:	EPRESENCE, INC.
120 Flanders Road
Westboro, MA 01581

Hereby sell, assigns and transfers to

ASSIGNEE:	UNISYS CORPORATION
Unisys Way
M.S. E8-114
Blue Bell, PA 19424

and the successors, assigns and legal representatives of the ASSIGNEE, the entire right, title and interest for the United States and its territorial possessions and in all foreign countries, including all rights to claim priority, in and to any and all improvements which are disclosed in the U.S. inventions entitled on the attached; and which is found in the U.S. patents as set forth on the attached; and any legal equivalent thereof in a foreign country, including the right to claim priority; and, in and to, all Letters Patents to be obtained for said invention by the above application or any continuation, division, renewal, or substitute thereof, and as to letters patent any re-issue or re-examination thereof; and all claims for damages by reason of past infringement of the U.S. patents as set forth in the attached with the right to sue and collect such damages.

ASSIGNOR hereby covenants that no assignment, sale, agreement or encumbrance has been or will be made or entered into which would conflict with this assignment;

ASSIGNOR further covenants that ASSIGNEE will, upon its request, be provided promptly with all pertinent files relating to said inventions and said Letters Patents and legal equivalents as may be known and accessible to ASSIGNOR and will testify, (at ASSIGNEE’s expense for reasonable out-of-pocket expenses) as to the same in any interference, litigation or proceeding related thereto and will promptly execute and deliver to ASSIGNEE or its legal representatives any and all papers, instruments or affidavits required to apply for, obtain, maintain, issue and enforce said applications, said inventions and said Letters Patents and said equivalents thereof which may be necessary or desirable to carry out the purposes thereof.

IN WITNESS WHEREOF, I/We have hereunto set hand and seal this              day of             , 2003.

Signature of Assignor By: Title: Epresence, Inc.

On this              day of              in the year 2003 before me, the subscriber, personally came to me known to be the persons described in and who executed the within instrument, and he acknowledged that he executed the same.

Notary Public

PATENT ASSIGNMENT

ASSIGNOR: EPRESENCE, INC.

ASSIGNEE: UNISYS CORPORATION

Patent No.:	5,627,764
Issue Date:	May 6,1997
Title:	Automatic Electronic Messaging System with Feedback and Work Flow Administration

Patent No.:	5,555,346
Issue Date:	September 10, 1996
Title:	Event-Driven Rule-Based Messaging System

Patent No.:	5,802,253
Issue Date:	September 1, 1998
Title:	Event-Driven Rule-Based Messaging System

Patent No.:	5,761,415
Issue Date:	June 2, 1998
Title:	Maintaining Distribution Lists in a Naming Service with Information for Routing Messages to Users in a Network and to Remote Users

Patent No.:	5,826,010
Issue Date:	October 20, 1998
Title:	Predefined Access Rights for Undefined Attributes in a Naming Service

TRADEMARK ASSIGNMENT

This Trademark Assignment is entered into as of [date] by and between ePresence, Inc., a Massachusetts corporation having a principal place of business at 120 Flanders Road, Westboro, MA 01581 (“Assignor”) and Unisys Corporation, a corporation of the state of Delaware having a principal place of business at Unisys Way, Blue Bell, Pennsylvania (“Assignee”).

WITNESSETH THAT:

WHEREAS Assignor has adopted and is using the trademarks and service marks listed in Schedule A (the “Trademarks”) in its business; and

WHEREAS Assignee desires to acquire, and Assignor desires to convey, all of Assignor’s rights in said Trademarks in accordance with the terms and conditions hereof;

NOW, THEREFORE, for good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, Assignor does hereby assign to Assignee all of Assignor’s rights, title, and interest in and to the Trademarks, together with the registrations of those Trademarks and the goodwill of Assignor’s business symbolized by those Trademarks.

IN WITNESS WHEREOF, Assignor has caused this agreement to be duly executed by its authorized representative.

ePresence, Inc.

By:
Signature
Printed Name:
Title:
Date:

STATE OF

COUNTY OF

Sworn to and subscribed before me this          day of                 , 2003.

                                                                         , Notary Public. My commission expires                                         .

SCHEDULE A to

Trademark Assignment between ePresence, Inc. and Unisys Corporation

Mark	Registration No.	Registration Date
BASEIT	2357702	06/13/00

EBUSINESS. WE MAKE IT PERSONAL	2569482	05/14/02

EPRESENCE	2508961	11/20/01

EPRESENCE	2633993	10/15/02

EPRESENCE and design	2117779	12/02/97

ESEEKER	2399737	10/31/00

FASTCYCLE	2556581	04/02/02

FILESEEKER	2347004	05/02/00

PEOPLESEEKER	2348182	05/09/00

Canada

ASSIGNMENT

WHEREAS, ePresence, Inc., whose address is 120 Flanders Road, Westboro, MA 01581 USA is the owner of the Canadian trade marks listed below (the “Trade Marks”):

Registration No.	Trade Mark	Reg. Date
578526	EBUSINESS. WE MAKE IT PERSONAL	03/28/03
582224	EPRESENCE	05/23/03

AND WHEREAS, Unisys Corporation, whose address is Unisys Way, Blue Bell, PA 19424 USA is desirous of acquiring all right, title and interest in and to the Trade Marks.

NOW THEREFORE, this instrument witnesseth that for and in consideration of the sum of One Dollar ($1.00) and other good and valuable considerations paid to it, the receipt of which is hereby acknowledged, the said ePresence, Inc. sold, assigned and transferred, and by these presents does sell, assign and transfer unto the said Unisys Corporation its legal representatives and assigns the entire right, title and interest in and to the Trade Mark, including the registrations of those Trade Marks and the goodwill of the said business carried on in Canada, in association with the wares and/or services with which the Trade Marks have been used or made known in Canada, to be held and enjoyed by the said Unisys Corporation, as fully as the same would have been enjoyed by the said ePresence, Inc., had this assignment and sale not been made.

EXECUTED at Town, State, Country

this XXXX day of Month, 2003.

ePresence, Inc.

By:
(Name)

Title:

TRADE MARK ASSIGNMENT

THIS AGREEMENT is dated                                         2003

BETWEEN	ePresence, Inc.
of 120 Flanders Road
Westboro, MA 01581
USA
(the “Assignor”)

AND	Unisys Corporation
of Unisys Way
Blue Bell, PA 19424
USA
(the “Assignee”).

RECITAL

A.	The Assignor is the owner in Australia of the trade mark EPRESENCE, which is registered under Reg. No. 845954 (the “Trade Mark”).

B.	The Assignor has agreed to assign the Trade Mark to the Assignee on the terms below.

AGREEMENT

1.    Assignment

The Assignor assigns its entire interest in the Trade Mark to the Assignee.

2.    Consideration

The Assignor acknowledges receipt of good and valuable consideration from the Assignee.

3.    Taxes

3.1	The Assignee must pay any stamp duty assessable in respect of this Agreement or the assignment under clause 1.

3.2	To the extent that a party is liable to pay GST in respect of any supply made in connection with this Agreement, the other party must, upon receipt of an appropriate tax invoice, reimburse the party liable to pay GST for the amount of GST payable.

EXECUTED as an agreement

Signed on behalf of ePresence, Inc. by an authorised officer:
Signature

Name (print)

Signed on behalf of Unisys Corporation by an authorised officer:
Signature

Name (print)

EXHIBIT C

ASSUMPTION AGREEMENT

This Assumption Agreement dated             , 2003 is made by Unisys Corporation (“Purchaser”) in favor of ePresence, Inc. (“Seller”). All capitalized words and terms used in this Assumption Agreement and not defined herein shall have the respective meanings ascribed to them in the Asset Purchase Agreement dated as of             , 2003 between Seller and Purchaser (the “Agreement”).

WHEREAS, pursuant to and subject to the terms and conditions set forth in the Agreement, Seller has agreed to sell, transfer, convey assign and deliver to the Purchaser the Transferred Assets;

WHEREAS, in partial consideration therefor, the Agreement requires Purchaser to assume the Assumed Liabilities;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser hereby agrees as follows:

1. Purchaser hereby assumes and agrees to perform, pay and otherwise discharge all of the Assumed Liabilities.

2. Other than the Assumed Liabilities, Purchaser does not hereby assume or in any way undertake to pay, perform satisfy or otherwise discharge any liabilities or obligations of Seller whatsoever.

3. Purchaser, by its execution of this Assumption Agreement, and Seller, by its acceptance of this Assumption Agreement, hereby acknowledge and agree that neither the representations and warranties nor the rights and remedies of either party under the Agreement shall be deemed to be enlarged, modified or altered in any way by such execution and acceptance of this Assumption Agreement.

4. This Assumption Agreement shall be binding upon Purchaser and its successors and assigns and shall inure to the benefit of Seller and its successors and assigns.

5. In the event of any conflict between any term, provision or condition contained in this Assumption Agreement and any term, provision or condition contained in the Agreement, the terms, provisions and conditions of the Agreement shall govern such conflict.

6. This Assumption Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to the conflicts of law principles thereof.

IN WITNESS WHEREOF, Purchaser has caused this Assumption Agreement to be duly executed as of and on the date first above written.

UNISYS CORPORATION

By:
Title

ACCEPTED:

EPRESENCE, INC.

By:

      Title:

EXHIBIT D

SUBLEASE

THIS SUBLEASE (“Sublease”), dated              for reference purposes only, is entered into by and between ePresence, Inc., previously Banyan Systems, Inc., a Massachusetts corporation (“Sublandlord”), and Unisys Corporation (“Subtenant”).

RECITALS

A.    Sublandlord leases certain premises consisting of approximately 79,203 square feet in a building, located at 120 Flanders Road, Westborough, Massachusetts (the “Premises”) pursuant to that certain Office Lease dated April 21, 1989, amended by Lease Addendum dated December 31, 1991, Second Lease Addendum dated April 1, 1993, Third Lease Addendum dated July 22, 1994, and Fourth Lease Addendum dated September 19, 1995 (together, the “Master Lease”), between Commonwealth Westborough Limited Partnership, successor in interest to CB Westboro C Limited Partnership, (the “Master Landlord”) and Sublandlord, as tenant, a copy of which is attached as Exhibit A. Capitalized terms used but not defined herein have the same meanings as they have in the Master Lease.

B.    Sublandlord desires to sublease to Subtenant, and Subtenant desires to sublease from Sublandlord a portion of the Premises consisting of              rentable square feet on the              floor of the building and more particularly shown on the layout attached as Exhibit B hereto (“Sublease Premises”) upon the terms and conditions provided for herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, Sublandlord and Subtenant covenant and agree as follows:

AGREEMENT

1.    Sublease Premises.    On and subject to the terms and conditions below, Sublandlord hereby demises and leases to Subtenant, and Subtenant hereby leases from Sublandlord, the Sublease Premises together with the non-exclusive right to use all driveways, sidewalks, loading areas, parking spaces (subject to Section 9, hereof), hallways and common bathrooms (the “common areas”) at no additional charge.

2.    Term.    This Sublease shall commence on the later of date of settlement or the date Sublandlord delivers the Sublease Premises to Subtenant in accordance with this agreement (the “Commencement Date”), and shall expire September 30, 2005, unless sooner terminated pursuant to any provision hereof.

3.    Possession.    Sublandlord shall deliver possession of the Sublease Premises on or prior to the Commencement Date. In the event that the Commencement Date does not occur on or before             , Subtenant shall have the option to terminate this Sublease, in which event Sublandlord shall return any amounts paid hereunder and Subtenant shall have no further liability hereunder.

4.    Rent.

(a)    Commencing on the Commencement Date (“Rent Commencement Date”) and continuing throughout the term of this Sublease, Subtenant shall pay monthly rent consisting of Base Rent and any additional rent, if any (collectively, “Rent”) to Sublandlord in the following amounts:

(i)    Base Rent. Subtenant shall pay to Sublandlord monthly base rent (“Base Rent”) as follows:

Period	Amount

Rent Commencement Date –	$12.50 per rentable square foot

$ per month

$ per annum

(ii)    The parties acknowledge and agree that Subtenant shall not pay any Base Rent on this portion of the Subleased Premises until the Rent Commencement Date, as extended hereunder.

(iii)    Subtenant shall pay $1,750 per month for the use of the building cafeteria and fitness facility.

(b)    If the Rent Commencement Date does not fall on the first day of a calendar month, Rent for the first month shall be prorated on a daily basis based upon a calendar month. Rent shall be payable to Sublandlord in lawful money of the United States, in advance, without prior notice, demand, or offset, on or before the first day of each calendar month during the term hereof. All Rent shall be paid to Sublandlord at the address specified for notices to Sublandlord in Section 16 below.

(c)    Electric charges will be assessed on a prorated amount relative to the amounts metered for the area in which the Premises is a portion of, based on a current rate of $1.75 per rentable square foot per annum, payable on a monthly basis. Subtenant shall pay the electrical charges for the Premises directly to Sublandlord. All remaining utility services, including gas, water and sewer (but not telephone or other communication service, which shall be the sole responsibility of Subtenant) shall be furnished to the Sublease Premises by Sublandlord, at Sublandlord’s sole expense.

(d)    Subtenant recognizes that late payment of any Rent will result in administrative expenses to Sublandlord, the extent of which additional expenses are extremely difficult and economically impractical to ascertain. Subtenant therefore agrees that if any Rent shall remain unpaid five (5) days after such amounts are due, the amount of such Rent shall be increased by a late charge to be paid to Sublandlord by Subtenant in an amount equal to five (5) percent of the amount of the delinquent Rent.

(e)    In the event of any casualty or condemnation affecting the Sublease Premises, Rent payable by Subtenant shall be abated hereunder, but only to the extent that Rent allocable to the Sublease Premises under the Master Lease is abated. Sublandlord agrees to provide notice to Subtenant of any termination of the Master Lease in accordance with Insert L to the Master Lease simultaneously with any notice to Master Landlord.

5.    Intentionally Omitted.

6.    Assignment and Subletting.    Subtenant may not assign, sublet, transfer, pledge, hypothecate or otherwise encumber the Sublease Premises, in whole or in part, or permit the use or occupancy of the Sublease Premises by anyone other than Subtenant, its contractors, agents and invitees, unless Subtenant has obtained Sublandlord’s consent thereto (which shall not be unreasonably withheld or delayed) and the consent of Master Landlord if required by the Master Lease. Regardless of Sublandlord’s consent, no subletting or assignment shall release Subtenant of its obligations hereunder. Any rent or other consideration payable to Subtenant pursuant to any sublease or assignment permitted by this paragraph which is in excess of the Rent payable to Sublandlord pursuant hereto (“Sublease Bonus Rent”) shall be divided equally between Sublandlord and Subtenant, after Subtenant recovers all out of pocket expenses including but not limited to commissions and legal fees and after payment to Master Landlord of any amount required to be paid under the Master Lease. Anything contained herein to the contrary notwithstanding, Subtenant may assign this Sublease or sublet the Sublease Premises or any portion thereof, without Sublandlord’s consent, but subject to Master Landlord’s consent pursuant to the terms of the Master lease, to any corporation which controls, is controlled by or is under common control with Subtenant, or to any corporation resulting from a merger or consolidation with Subtenant, or to any person or entity which acquires all the assets of Subtenant’s business as a going concern, provided that (i) the assignee or sublessee assumes, in full, the obligations or Subtenant under this Sublease, (ii) Subtenant remains fully liable under this Sublease, and (iii) the use of the sublease Premises remains unchanged.

7.    Condition of Sublease Premises.    Subtenant has used due diligence in inspecting the Sublease Premises and agrees to accept the Sublease Premises in “as-is” condition and with all faults without any representation or warranty of any kind or nature whatsoever, or any obligation on the part of Sublandlord to modify, improve or otherwise prepare the Sublease Premises for Subtenant’s occupancy except as otherwise provided herein. Subtenant agrees to maintain the interior of the Sublease Premises in the same condition in which it exists on the Commencement Date, reasonable wear and tear and damage due to casualty excepted, but shall not be required to make any replacements to the Sublease Premises. Sublandlord shall perform all other maintenance and make all other repairs and replacements to the Sublease Premises and the Premises to the extent required of the tenant under the Master Lease.

8.    Use.    Subtenant may use the Sublease Premises only for the purposes as allowed in the Master Lease, and for no other purpose. Subtenant shall promptly comply with all applicable statutes, ordinances, rules, regulations, orders, restrictions of record, and requirements in effect during the term of this Sublease governing, affecting and regulating the Sublease Premises, including but not limited to the use thereof. Subtenant shall not use or permit the use of the Sublease Premises in a manner that will create waste or a nuisance or violate the provisions of the Master Lease.

9.    Parking.    Subtenant shall have the use of up to forty (40) unreserved parking spaces, which shall be free of charge, of which parking spaces will be a portion of the parking spaces allocated to Sublandlord under the Master Lease (the “Parking Premises”). Such parking spaces shall include five (5) visitor spaces as identified in the attached site plan (Exhibit E), for which Subtenant can add signage at its own cost to the poles already located at the respective spaces.

10.    Signage.    Subject to the terms of the Master Lease (including, without limitation, the prior written consent of the Master Landlord), Subtenant shall have the right, at its own cost to install business identification signage in the lobby directory, in the side lobby and on the street monument with letter size no larger than the existing tenants’ signs, subject to the prior written approval of Sublandlord. In addition, Subtenant may install a directional sign indicating to visitors and guests its location in the side lobby.

11.    Furniture.    During the term of this Sublease, Subtenant shall have the right to use the modular work stations and furniture identified on Exhibit C hereto (“Furniture”). Subtenant shall accept such Furniture in its “as-is” condition without any representation or warranty by Sublandlord and shall return the same to Sublandlord at the expiration or sooner termination of the Sublease Term in the same condition, reasonable wear and tear, only, excepted.

12.    Telephone Equipment.    Upon the payment of $6,000 per month as additional rent, Subtenant may utilize shared services for telephone and internet access for the first six months of the term of this sublease. All such equipment is provided on an “as-is” basis and Sublandlord makes no representations or warranties with respect thereto. Subtenant may terminate its right to utilize such equipment upon 30 days’ prior written notice to Sublandlord.

13.    Incorporation of Master Lease.

(a)    All of the terms and provisions of Sections 6, 8, 11E, 12, 13, 14, 15, 16, 17, 19, 20, 21, 23, 27, 31 and 32 of the Master Lease are incorporated into and made a part of this Sublease, and, subject to the provisions of Section 17, hereof, the rights and obligations of the parties under the Master Lease are hereby imposed upon the parties hereto with respect to the Sublease Premises, the Sublandlord being substituted for the Landlord in the Master Lease, the Subtenant being substituted for the Tenant in the Master Lease. It is further understood that where reference is made in the Master Lease to the “Premises,” the same shall mean the Sublease Premises as defined herein; where reference is made to the “Commencement Date,” the same shall mean the Commencement Date as defined herein; and where reference is made to the “Lease,” the same shall mean this Sublease.

(b)    Sublandlord shall not commit or permit to be committed any act or omission which violates any term or condition of the Master Lease nor shall Sublandlord amend the Master Lease in any manner which shall adversely affect Subtenant’s rights or increase Subtenant’s obligations hereunder except as set forth in Section 13(c), below. Simultaneously herewith, Sublandlord shall endeavor to deliver to Subtenant a Non-disturbance and Attornment Agreement, in form reasonably acceptable to Subtenant, executed by Master Landlord providing that, in the event that the Master Lease is terminated, Master Landlord shall not disturb Subtenant’s possession, provided that Subtenant is not in default hereunder. Notwithstanding anything to the contrary contained herein, this Sublease shall be subject and subordinate to all of the terms of the Master Lease.

(c)    Notwithstanding anything herein to the contrary, upon at least sixty (60) days’ notice to Subtenant, Sublandlord shall have the right to cause the Master Lease to terminate on any date at least one year after the date hereof.

14.    Insurance.    Subtenant shall be responsible for compliance with Section 12 of the Master Lease to the extent it applies to Subtenant and the Sublease Premises. Such insurance shall insure the performance by Subtenant of its indemnification obligations hereunder and shall name Master Landlord and Sublandlord as additional insureds but only to the extent of the liabilities assumed by Subtenant herein. All insurance required under this Sublease shall contain an endorsement requiring thirty (30) days written notice from the insurance company to Subtenant and Sublandlord before cancellation or change in the coverage, insureds or amount of any policy. Subtenant shall provide Sublandlord with certificates of insurance evidencing such coverage prior to the commencement of this Sublease.

15.    Default.    In addition to defaults contained in the Master Lease, failure of Subtenant to make any payment of Rent when due hereunder shall constitute an event of default hereunder if such failure continues after written notice thereof for a period of five (5) days from the date of such notice, provided that with respect to installments of rent, not more than two (2) such written notices need be given in any one calendar year. If Subtenant’s default causes Sublandlord to default under the Master Lease, Subtenant shall defend, indemnify and hold Sublandlord harmless from all damages, costs (including reasonable attorneys’ fees), liability, expenses or claims relating to such default.

16.    Notices.    The addresses specified in the Master Lease for receipt of notices to each of the parties are deleted and replaced with the following:

To Sublandlord at:	ePresence, Inc.
120 Flanders Road
Westborough, MA 01581
Attn: Contracts and Legal Dept.

To Subtenant at:	Unisys Corporation
Unisys Way
P.O. Box 500
Blue Bell, PA 19424
Attn: Real Estate Operations

17.    Sublandlord’s Obligations.

(a)    To the extent that the provision of any services or the performance of any maintenance or any other act respecting the Sublease Premises, the Premises or Building is the responsibility of Master Landlord (collectively “Master Landlord Obligations”), upon Subtenant’s request, Sublandlord shall make reasonable efforts to cause Master Landlord to perform such Master Landlord Obligations; provided, however, that in no event shall

Sublandlord be liable to Subtenant for any liability, loss or damage whatsoever in the event that Master Landlord should fail to perform the same, nor shall Subtenant be entitled to withhold the payment of Rent or terminate this Sublease. It is expressly understood that the services and repairs which are incorporated herein by reference will in fact be furnished by Master Landlord and not by Sublandlord.

(b)    Sublandlord shall provide cleaning and janitorial services as specified on Exhibit D hereto (“Cleaning Specs”).

(c)    Except as otherwise provided in this Section 17, Sublandlord shall have no other obligations to Subtenant with respect to the Sublease Premises or the performance of the Master Landlord Obligations.

(d)    Subtenant shall have the use of the existing security card access system at the entrances to the building. Sublandlord shall program and deliver              (            ) access cards for Subtenant. Subtenant shall pay the cost for each card issued at the rate of Twenty Five (25) USD per card payable upon receipt of the access cards. Sublandlord will attempt to honor Subtenant’s request for additional access cards to be issued after the initial delivery in a timely manner. Other than for negligence on the part of Sublandlord, Sublandlord shall have no liability for any breach of security occurring in or at the Sublease Premises, and Subtenant agrees to hold Sublandlord harmless on this account.

(e)    Subtenant shall pay all personal property taxes levied against the property of Subtenant contained in the Sublease Premises coming due after the Commencement Date. Sublandlord shall pay such real and/or personal property taxes as required under the Master Lease.

18.    Early Termination of Sublease.    If the Master Lease should terminate prior to the expiration of this Sublease, Sublandlord shall have no liability to Subtenant on account of such termination. Except as permitted by Section 13(c), to the extent that the Master Lease grants Sublandlord any discretionary right to terminate the Master Lease, whether due to casualty or condemnation, Sublandlord shall be entitled to exercise or not exercise such right in its complete and absolute discretion. Except as permitted by Section 13(c), Sublandlord agrees that it will not terminate the Master Lease otherwise.

19.    Consent of Master Landlord and Sublandlord.    If Subtenant desires to take any action which requires the consent or approval of Sublandlord pursuant to the terms of this Sublease, prior to taking such action, including, without limitation, making any alterations, then, notwithstanding anything to the contrary herein, (a) Sublandlord shall have the same rights of approval or disapproval as Master Landlord has under the Master Lease, and (b) Subtenant shall not take any such action until it obtains the consent of Sublandlord and Master Landlord, as may be required under this Sublease or the Master Lease. This Sublease shall not be effective unless and until any required written consent of the Master Landlord shall have been obtained.

20.    Indemnity.    Subtenant shall indemnify, defend, protect, and hold Sublandlord and Master Landlord harmless from and against all actions, claims, demands, costs liabilities, losses, reasonable attorneys’ fees, damages, penalties, and expenses (collectively “Claims”) which may be brought or made against Sublandlord or which Sublandlord may pay or incur to the extent caused by (i) a breach of this Sublease by Subtenant, (ii) any violation of law by Subtenant or its employees, agents, contractors or invitees (collectively, “Agents”) relating to the use or occupancy of the Sublease Premises, (iii) any act or omission by Subtenant or its Agents resulting in contamination of any part or all of the Premises by Hazardous Materials, or (iv) the negligence or willful misconduct of Subtenant or its Agents.

21. Brokers. Each party hereto represents and warrants that it has dealt with no broker in connection with this Sublease and the transactions contemplated herein. Each party shall indemnify, protect, defend and hold the other party harmless from all costs and expenses (including reasonable attorneys’ fees) arising from or relating to a breach of the foregoing representation and warranty.

22. Surrender of Sublease Premises. Upon the expiration or earlier termination of this Sublease, Subtenant shall surrender the Sublease Premises, including all furniture therein, in the same condition as they were in on the Commencement Date, except for ordinary wear and tear and loss by insured casualty.

23. No Third Party Rights. The benefit of the provisions of this Sublease is expressly limited to Sublandlord and Subtenant and their respective permitted successors and assigns. Under no circumstances will any third party be construed to have any rights as a third party beneficiary with respect to any of said provisions.

24. Counterparts. This Sublease may be signed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute one agreement.

IN WITNESS WHEREOF, the parties have executed this Sublease as of the date first written above.

SUBLANDLORD:	SUBTENANT:

EPRESENCE, INC., a Massachusetts corporation	Unisys Corporation

By:	By:

Its:	Its:

Date:	Date:

NON-COMPETITION AGREEMENT

This Agreement (the “Agreement”) made the          day of                     , 2003 is entered into by Unisys Corporation, a Delaware corporation (“Purchaser”), and William P. Ferry (“Ferry”).

Background

A.	Purchaser and ePresence, Inc., a Massachusetts corporation (“Seller”), are parties to an Asset Purchase Agreement, dated as of , 2003 (the “Purchase Agreement”), which provides, among other things, for Seller to sell to Purchaser the assets of Seller used in carrying out Seller’s security and identity management solutions and services business (the “Business”) and for Purchaser to offer employment to certain employees of Seller whose primary job responsibilities relate to the Business (the transactions contemplated by the Purchase Agreement, the “Transaction”).

B.	Ferry is a stockholder of Seller, desires Purchaser to consummate the Transaction and has voted in favor of the Transaction at Seller’s stockholders meeting held for such purpose.

C.	Ferry has heretofore served as Chairman of the Board, President and Chief Executive Officer of Seller.

D.	The execution by Ferry of this Agreement is a condition to Purchaser’s obligation to consummate the Transaction.

E.	Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound, the parties agree as follows:

1.    For a period of one year from and after the date hereof, Ferry agrees that he will not, directly or indirectly, own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of (other than as the holder of not more than ten percent of the total outstanding stock of a publicly held company), or be connected as an officer, employee, partner or otherwise with any business in the continental United States that is engaged primarily in a business that competes with the Business as the Business is conducted by Seller as of immediately prior to the Closing; provided, that this Section 1 shall not apply to Ferry’s position as a member of the Board of Directors, Chairman, stockholder or officer of Switchboard Incorporated.

2.    For a period of two years from and after the date hereof, Ferry agrees that he will not, directly or indirectly, recruit, solicit, hire or retain any Hired Employee or induce, or attempt to induce, any Hired Employee to terminate his or her employment with, or otherwise cease his or her relationship with, Purchaser after the closing of the Transaction; provided, that this Section 2 shall not apply to any Hired Employee whose employment with the Purchaser has been terminated for a period of six (6) months or longer.

3.    If any restriction set forth in Section 1 or 2 of this Agreement is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

4.    Ferry hereby acknowledges that Purchaser is relying upon the agreements made by Ferry in this Agreement in proceeding with the closing of the Transaction. Ferry agrees that any breach of this Agreement will cause Purchaser substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies as may be available, Purchaser shall be entitled to specific performance and injunctive relief.

IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above.

William P. Ferry

UNISYS CORPORATION

By:
Name: Title:

NON-SOLICITATION AGREEMENT

This Agreement (the “Agreement”) made the              day of             , 2003 is entered into by Unisys Corporation, a Delaware corporation (“Purchaser”), and              (“            ”).

Background

A.	Purchaser and ePresence, Inc., a Massachusetts corporation (“Seller”), are parties to an Asset Purchase Agreement, dated as of , 2003 (the “Purchase Agreement”), which provides, among other things, for Seller to sell to Purchaser the assets of Seller used in carrying out Seller’s security and identity management solutions and services business (the “Business”) and for Purchaser to offer employment to certain employees of Seller whose primary job responsibilities relate to the Business (the transactions contemplated by the Purchase Agreement, the “Transaction”).

B.	[Name] is a stockholder of Seller, desires Purchaser to consummate the Transaction and has voted in favor of the Transaction at Seller’s stockholders meeting held for such purpose.

C.	[Name] has heretofore served as of Seller.

D.	The execution by [Name] of this Agreement is a condition to Purchaser’s obligation to consummate the Transaction.

E.	Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound, the parties agree as follows:

1.    For a period of 18 months from and after the date hereof, [Name] agrees that he will not, directly or indirectly, recruit, solicit, hire or retain any Hired Employee or induce, or attempt to induce, any Hired Employee to terminate his or her employment with, or otherwise cease his or her relationship with, Purchaser after the closing of the Transaction; provided, that this Section 1 shall not apply to any Hired Employee whose employment with the Purchaser has been terminated for a period of six (6) months or longer.

2.    If any restriction set forth in Section 1 of this Agreement is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

3.    [Name] hereby acknowledges that Purchaser is relying upon the agreements made by [Name] in this Agreement in proceeding with the closing of the Transaction. [Name] agrees that any breach of this Agreement will cause Purchaser substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies as may be available, Purchaser shall be entitled to specific performance and injunctive relief.

IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above.

[Name]

UNISYS CORPORATION

By:
Name: Title: